                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           ESENJAY EXPLORATION, INC.
                                       AT

                              $2.84 NET PER SHARE
                                       BY
                            ECM ACQUISITION COMPANY
                          A WHOLLY OWNED SUBSIDIARY OF

                     SANTOS AMERICAS AND EUROPE CORPORATION

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 22, 2002, UNLESS THE OFFER IS EXTENDED.

    THE OFFER (THE "OFFER") IS BEING MADE UNDER AN AGREEMENT DATED AS OF MARCH 17, 2002 (THE "ACQUISITION AGREEMENT") AMONG SANTOS AMERICAS AND EUROPE CORPORATION ("SANTOS"), ECM ACQUISITION COMPANY (THE "PURCHASER") AND ESENJAY EXPLORATION, INC. ("ESENJAY"). THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THE NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, SANTOS OR SANTOS' OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION"). SEE SECTION 14.

    IN CONNECTION WITH THE ACQUISITION AGREEMENT, SANTOS ENTERED INTO A STOCKHOLDERS AGREEMENT DATED AS OF MARCH 17, 2002 WITH STOCKHOLDERS OF ESENJAY WHO OWN APPROXIMATELY 52% OF THE OUTSTANDING SHARES AND HAVE AGREED TO TENDER THEIR SHARES UNDER THE OFFER. IN ADDITION, SANTOS ENTERED INTO AN OPTION AGREEMENT DATED AS OF MARCH 17, 2002 WITH STOCKHOLDERS OF ESENJAY WHO OWN APPROXIMATELY 52% OF THE OUTSTANDING SHARES AND HAVE GRANTED SANTOS AN IRREVOCABLE OPTION TO PURCHASE THOSE SHARES UNDER SPECIFIED CIRCUMSTANCES AFTER TERMINATION OF THE OFFER.
                             ----------------------

    THE BOARD OF DIRECTORS OF ESENJAY HAS APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES, INCLUDING THE OFFER AND THE MERGER. THAT BOARD ALSO HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS THE ACQUISITION AGREEMENT CONTEMPLATES ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ESENJAY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF ESENJAY ACCEPT AND TENDER THEIR SHARES UNDER THE OFFER.
                             ----------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of that stockholder's shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that stockholder's signature thereon guaranteed if instruction 1 to the letter of transmittal so requires, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure section 2 sets forth, an agent's message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those shares to the depositary along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer section 2 sets forth or (2) request that stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for that stockholder. A stockholder having shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

    If a stockholder desires to tender shares and that stockholder's certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration date (as defined herein), that stockholder's tender may be effected by following the procedure for guaranteed delivery section 2 sets forth.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to MacKenzie Partners, Inc. (the "information agent") or to Merrill Lynch & Co. (the "dealer manager") at their respective addresses and telephone numbers the back cover of this Offer to Purchase sets forth.
                             ----------------------

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
March 26, 2002

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
Summary Term Sheet.........................................................    1
Introduction...............................................................    6
The Tender Offer...........................................................    7
Section 1.     Terms of the Offer..........................................    7
Section 2.     Procedure for Tendering Shares..............................   10
Section 3.     Withdrawal Rights...........................................   13
Section 4.     Acceptance for Payment and Payment..........................   14
Section 5.     U.S. Federal Income Tax Consequences........................   15
Section 6.     Price Range of the Shares; Dividends on the Shares..........   16
Section 7.     Effect of the Offer on the Market for the Shares; Share
               Quotation and Listing; Exchange Act Registration; Margin
               Regulations.................................................   17
Section 8.     Information Concerning Esenjay..............................   18
Section 9.     Information Concerning the Purchaser and Its Affiliates.....   19
Section 10.    Source and Amount of Funds..................................   20
Section 11.    Contacts and Transactions With Esenjay; Background of the
               Offer.......................................................   20
Section 12.    Purpose of the Offer; The Transaction Agreements; Plans for
               Esenjay.....................................................   22
Section 13.    Dividends and Distributions.................................   38
Section 14.    Conditions to the Offer.....................................   38
Section 15.    Legal Matters...............................................   40
Section 16.    Fees and Expenses...........................................   41
Section 17.    Miscellaneous...............................................   42
Schedule I -- Directors and Executive Officers of Santos, the Purchaser,
              Santos International Holdings Pty Ltd and Santos Ltd.........  S-1

                               SUMMARY TERM SHEET

     ECM Acquisition Company, to which this Offer to Purchase refers as the "Purchaser," "we" or "us," is offering to purchase all outstanding shares of common stock of Esenjay Exploration, Inc., to which this Offer to Purchase refers as "Esenjay," for $2.84 per share in cash. The following are some questions you, as a stockholder of Esenjay, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the accompanying letter of transmittal carefully because the information in this summary is not complete and the remainder of this Offer to Purchase and the letter of transmittal contain additional important information.

WHO IS OFFERING TO BUY MY SHARES?

     The Purchaser, ECM Acquisition Company, is a Delaware corporation formed to make this tender offer. It is a direct wholly owned subsidiary of Santos Americas and Europe Corporation, a Delaware corporation, to which this Offer to Purchase refers as "Santos." See section 9 of this Offer to Purchase, "Information Concerning the Purchaser and Its Affiliates."

WHAT SHARES ARE YOU SEEKING IN THIS OFFER?

     We are offering to purchase all the outstanding shares of common stock of Esenjay. See "Introduction" and section 1 of this Offer to Purchase, "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $2.84 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See "Introduction" and section 1 of this Offer to Purchase, "Terms of the Offer."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Santos International Holdings Pty Ltd, to which this Offer to Purchase refers as "Santos International," the parent company of Santos, will provide us with sufficient funds to acquire all shares in this transaction. Santos International intends to use cash on hand or available to it to make this capital contribution. We have not conditioned the offer on any financing arrangements. See section 10 of this Offer to Purchase, "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash;

     - the offer is not subject to any financing condition;

     - Santos and Santos International have available cash and financing commitments that are more than sufficient to pay the purchase price for all the outstanding shares; and

     - if we consummate the offer, we will cash out all remaining shares in the merger and convert these shares into cash at the price per share we have paid under the offer.

WHY ARE YOU MAKING THIS OFFER?

     We are making the offer because Santos wants to acquire control of, and the entire equity interest in, Esenjay. If we consummate the offer, we intend to effect a follow-on merger with Esenjay in which Esenjay will become a direct wholly owned subsidiary of Santos and all shares of Esenjay we do not purchase under the offer will be exchanged for an amount in cash per share equal to the same price per share we pay under the offer. We sometimes refer to this offer together with the proposed merger as "the transaction."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on April 22, 2002, to decide whether to tender your shares in the offer. If you cannot deliver everything that we require in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which we discuss in sections 1 and 2 of this Offer to Purchase, "Terms of the Offer" and "Procedure for Tendering Shares--Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have agreed with Esenjay that we may extend the offer:

     - in increments of not more than five business days each, if we determine that at the time the offer is scheduled to expire, including at the end of an earlier extension, any of the offer conditions is not capable of being satisfied;

     - for one or more periods totaling up to 10 business days if we have acquired less than 90% of all outstanding shares as of the scheduled expiration date of the offer; and

     - for any period or periods if, prior to our acceptance for payment of the shares under the offer, Esenjay has terminated the acquisition agreement because of its intent to enter into an agreement respecting a superior takeover proposal from a third party and we have not within four days of receiving notice of that intent delivered to Esenjay a written counteroffer that the board of directors of Esenjay has determined in good faith after consultation with its financial advisor and counsel is at least as favorable to Esenjay's stockholders as the third party's proposal.

     In addition, we will extend the offer if the rules of the SEC require us to do so. See section 1 of this Offer to Purchase, "Terms of the Offer."

     We also may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered under the offer, during which stockholders may tender their shares and receive the offer consideration. We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or facts section 14 of this Offer to Purchase, "Conditions to the Offer," sets forth have occurred or exist.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform The Bank of New York, which is the depositary for the offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

     Esenjay stockholders must validly tender and not withdraw before expiration of the offer the number of shares of common stock of Esenjay that, when added to the number of shares then owned by Santos or Santos' other direct and indirect subsidiaries, would represent at least a majority of the outstanding shares on a fully diluted basis. The offer is also subject to a number of other conditions. See section 14 of this Offer to Purchase, "Conditions to the Offer."

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, or facsimile thereof, and any other documents required, to The Bank of New York, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered only by your nominee through The Depository Trust Company. If you cannot deliver something that is required to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three trading days. The depositary must receive the missing items within that period for the tender to be valid. See section 2 of this Offer to Purchase, "Procedure for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not agreed by May 24, 2002 to accept your shares for payment, you can withdraw them at any time after that time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately, and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See sections 1 and 3 of this Offer to Purchase, "Terms of the Offer" and "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a broker or nominee, you must instruct that person to arrange for the withdrawal of your shares. See sections 1 and 3 of this Offer to Purchase, "Terms of the Offer" and "Withdrawal Rights."

WHAT DOES ESENJAY'S BOARD OF DIRECTORS THINK OF THIS OFFER?

     We are making the offer under an acquisition agreement we entered into with Esenjay. On March 16, 2002, Esenjay's board of directors, with one director abstaining, approved the acquisition agreement, our tender offer and our proposed merger with Esenjay. The board of directors of Esenjay has determined that each of the acquisition agreement, the offer and the merger is advisable and fair to Esenjay's stockholders and in their best interests. Esenjay's board of directors recommends that you accept the offer and tender your shares. See "Introduction," and sections 11 and 12 of this Offer to Purchase, "Contacts and Transactions with Esenjay; Background of the Offer" and "Purpose of the Offer; The Transaction Agreements; Plans for Esenjay."

     Esenjay has prepared a Solicitation and Recommendation Statement containing additional information regarding the Esenjay board of directors' determination and recommendation, including a discussion of a written opinion of Hibernia Southcoast Capital, Inc., addressed to the Esenjay board of directors and dated March 16, 2002 to the effect that, as of the date of that opinion and based on and subject to certain matters stated in that opinion, the $2.84 per share cash consideration to be received in the offer and the merger was fair, from a financial point of view, to Esenjay's stockholders. That Solicitation and Recommendation Statement is being sent to stockholders contemporaneously with this Offer to Purchase.

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

     Yes. Stockholders holding approximately 52% of Esenjay's shares have entered into a stockholders agreement in which they have agreed to tender their shares in the offer. In addition, stockholders holding approximately 52% of Esenjay's shares have entered into an option agreement in which they have granted Santos an irrevocable option to purchase those shares under specified circumstances after the termination of the Offer. See "Introduction" and section 12 of this Offer to Purchase, "Purpose of the Offer; The Transaction Agreements; Plans for Esenjay."

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL ESENJAY CONTINUE AS A PUBLIC COMPANY?

     No. If the merger occurs, Esenjay will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, so few stockholders and publicly held shares may remain that the shares no longer may be eligible to be traded through the Nasdaq SmallCap Market or any other securities market, a public trading market for the shares may cease to exist and Esenjay may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See section 7 of this Offer to Purchase, "Effect of the Offer on the Market for the Shares; Share Quotation and Listing; Exchange Act Registration; Margin Regulations."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we purchase in the offer a number of shares that equals at least a majority of the shares of Esenjay outstanding on a fully diluted basis, we will merge with and into Esenjay. Once that merger takes place, Santos will own all the shares of Esenjay, and all other stockholders of Esenjay will have the right to receive the same price we have paid in the offer, that is, $2.84 per share in cash or any other higher price per share we paid in the offer. See "Introduction" and section 12 of this Offer to Purchase, "Purpose of the Offer; The Transaction Agreements; Plans for Esenjay." No appraisal rights are available in connection with the offer. If the merger takes place, however, stockholders who have not sold their shares in the offer and have complied with the applicable provisions of Delaware law will have appraisal rights under Delaware law. See section 12 of this Offer to Purchase, "Purpose of the Offer; The Transaction Agreements; Plans for Esenjay--Appraisal Rights."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If Esenjay's stockholders do not tender shares that equal at least a majority of the shares of Esenjay outstanding on a fully diluted basis, we may not purchase any shares under our offer or, if we do purchase shares under our offer, the merger may not take place. If the merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares. Until the merger takes place or if the merger does not take place for some reason, however, the number of stockholders of Esenjay and the shares of Esenjay that are still in the hands of the public may be so small that an active public trading market, or, possibly, any public trading market, for the shares no longer will exist. Also in that event, the shares no longer may be eligible to be traded through the Nasdaq SmallCap Market or any other securities market, and Esenjay may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See sections 7 and 12 of this Offer to Purchase, "Effect of the Offer on the Market for the Shares; Share Quotation and Listing; Exchange Act Registration; Margin Regulations" and "Purpose of the Offer; The Transaction Agreements; Plans for Esenjay."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On March 15, 2002, the last trading day before Santos and Esenjay announced that they had signed the acquisition agreement, the last sale price of the shares reported by the Nasdaq SmallCap Market was $2.72 per share. On March 25, 2002 the last trading day before we commenced our tender offer, the last sale price of the shares was $2.81 per share. We advise you to obtain a recent price for shares in deciding whether to tender your shares. See section 6 of this Offer to Purchase, "Price Range of the Shares; Dividends on the Shares."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call MacKenzie Partners, Inc., which is acting as the information agent for our offer, toll free at (800) 322-2885. You may also call Merrill Lynch & Co., which is acting as the dealer manager for our offer, toll free at
(866) 276-1462.

To the Holders of Common Stock of Esenjay Exploration, Inc.:

                                  INTRODUCTION

     ECM Acquisition Company (the "Purchaser," "we" or "us"), a Delaware corporation and a wholly owned subsidiary of Santos Americas and Europe Corporation ("Santos"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "shares"), of Esenjay Exploration, Inc. ("Esenjay"), a Delaware corporation, at a purchase price of $2.84 per share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "offer"). In this Offer to Purchase, references to sections are to sections hereof unless otherwise indicated.

     Tendering stockholders whose shares are registered in their own names and who tender directly to The Bank of New York, the depositary for the offer, will not be obligated to pay brokerage fees or commissions or, except as Instruction 6 to the letter of transmittal sets forth, stock transfer taxes on the purchase of shares by us under the offer. We will pay all fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which is acting as dealer manager, The Bank of New York and MacKenzie Partners, Inc., which is acting as the information agent, which are attributable to the offer. See section 16.

     We are making the offer under the terms of an agreement dated as of March 17, 2002 (the "acquisition agreement") among Santos, Esenjay and us. The acquisition agreement provides that, following the consummation of the offer and on the terms and subject to the conditions it contains, we will merge with and into Esenjay. Following the effective time of the merger (the "effective time"), Esenjay will continue as the surviving corporation and a wholly owned subsidiary of Santos. In the merger, each outstanding share (other than shares owned by Esenjay, the Purchaser or Santos or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid under the offer in cash, without interest thereon. Section 12 describes the acquisition agreement more fully.

     Consummation of the merger is subject to conditions, including (1) approval by stockholders of Esenjay, if the Delaware General Corporation Law (the "DGCL") requires that approval, and (2) our having purchased shares under the offer. If we acquire at least 90% of the outstanding shares, under the offer or otherwise, we will be able, and intend, to effect the merger under the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of Esenjay. See section 12.

     ESENJAY'S BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS
VOTING:

     - HAS APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES, INCLUDING THE OFFER AND THE MERGER;

     - HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS THE ACQUISITION AGREEMENT CONTEMPLATES ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF ESENJAY AND ITS SHAREHOLDERS; AND

     - RECOMMENDS THAT ESENJAY'S STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES UNDER THE OFFER.

     ESENJAY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") DESCRIBES THE FACTORS ESENJAY'S BOARD CONSIDERED IN ARRIVING AT ITS DECISION TO TAKE THE ACTIONS WE DESCRIBE ABOVE. THE SCHEDULE 14D-9 IS OR WILL BE ON FILE WITH THE SECURITY AND EXCHANGE COMMISSION (THE "SEC") AND IS BEING MAILED TO ESENJAY'S STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

     HIBERNIA SOUTHCOAST CAPITAL, INC. ("HIBERNIA") HAS ACTED AS ESENJAY'S FINANCIAL ADVISOR IN CONNECTION WITH THE TRANSACTIONS THE ACQUISITION AGREEMENT CONTEMPLATES. AN ANNEX TO THE SCHEDULE 14D-9 CONTAINS THE FULL OPINION OF HIBERNIA, DATED MARCH 16, 2002, THAT, AS OF THAT DATE, THE

CONSIDERATION HOLDERS OF SHARES WILL RECEIVE UNDER THE OFFER OR AS RESULT OF THE MERGER IS FAIR TO THOSE HOLDERS FROM A FINANCIAL POINT OF VIEW.

     WE URGE YOU TO, AND YOU SHOULD, READ THE SCHEDULE 14D-9 AND HIBERNIA'S OPINION CAREFULLY IN THEIR ENTIRETY.

     ONE OF THE CONDITIONS TO THE OFFER IS THAT THERE SHALL HAVE BEEN VALIDLY TENDERED AND NOT SUBSEQUENTLY PROPERLY WITHDRAWN PRIOR TO THE OFFER'S "EXPIRATION DATE" (AS SECTION 1 DEFINES THAT TERM) THE NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION").

     Esenjay has informed us that:

     - its authorized capital stock consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock; and

     - as of March 1, 2002, 19,121,568 shares of its common stock and no shares of its preferred stock were issued and outstanding and 3,220,086 shares of its common stock were reserved for issuance on the exercise of outstanding options and warrants.

     If all outstanding options and warrants were to be exercised and no additional shares of common stock are issued after March 1, 2002, 22,341,654 shares would be outstanding on a fully diluted basis, and the Minimum Tender Condition would be satisfied if at least 11,170,828 shares are validly tendered and not subsequently properly withdrawn prior to the expiration date. The actual number of shares required to be tendered to satisfy the Minimum Tender Condition will depend on the actual number of shares outstanding on a fully diluted basis on the date we accept shares for payment under the offer. If the Minimum Tender Condition is satisfied, and we accept for payment shares tendered under the offer, we will be able to elect a majority of the members of Esenjay's board of directors and to effect the merger without the affirmative vote of any other stockholder of Esenjay. See section 12.

     Stockholders of Esenjay owning approximately 52% of the total number of shares outstanding as of March 1, 2002 have entered into a stockholders agreement in which they have agreed to tender those shares under the offer. In addition, stockholders of Esenjay owning approximately 52% of the total number of shares outstanding as of March 1, 2002 have entered into an option agreement under which Santos has an irrevocable option to purchase those shares under specified circumstances after termination of the offer. See section 12.

     Section 5 describes various United States federal income tax consequences of a sale of shares under the offer and of the merger on shares not sold under the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION RESPECTING THE OFFER.

                                THE TENDER OFFER

SECTION 1.  TERMS OF THE OFFER

     On the terms of and subject to the conditions to the offer, we will accept for payment and pay for all shares validly tendered prior to the expiration date and not theretofore properly withdrawn in accordance with section 3. The term "expiration date" means 12:00 midnight, New York City time, on April 22, 2002, unless and until we, in our sole discretion, shall have extended the period of time during which the offer is open, in which event the term "expiration date" will mean the latest time and date on which the offer, as so extended by us, will expire.

     In the acquisition agreement, we have agreed that while the acquisition agreement remains in effect, we will not, without the prior written consent of
Esenjay:

     - waive or make any change in the Minimum Tender Condition;

     - reduce the maximum number of shares we will purchase under the offer;

     - reduce the price per share payable under the offer or, other than by adding consideration, change the form of consideration payable under the offer; or

     - make any change in or addition to the conditions to the offer which section 14 describes in a manner adverse to the holders of shares.

     The acquisition agreement provides that none of the following will constitute a change in the offer in a manner adverse to the holders of shares:

     - any increase in or addition to the consideration payable under the offer; or

     - any extension of the offer beyond the then scheduled expiration date:

      - for any period any applicable law or other governmental requirement, including any court order, or any interpretation thereof or position thereunder by the SEC, may require;

      - in increments of not more than five business days each, if we have reasonably determined that any of the conditions to the offer which section 14 describes is not capable of being satisfied prior to that scheduled expiration date;

      - for one or more periods, up to a total of 10 business days for all those periods, if, notwithstanding that all those conditions to the offer have been satisfied or waived by us, to the extent waivable by us, as of that scheduled expiration date, less than 90% of all outstanding shares have been validly tendered and not subsequently properly withdrawn; or

      - for any period or periods if, prior to our acceptance for payment of shares under the offer, Esenjay has, under the circumstances section 12 describes under "--The Acquisition Agreement--Termination," terminated the acquisition agreement in connection with a takeover proposal superior to our transaction.

     So long as the offer remains outstanding and complies with the provisions of the acquisition agreement we describe above, Esenjay has agreed that it will not at any time, notwithstanding that it may have terminated the acquisition agreement, adopt any anti-takeover measure having or purporting to have a deterrent effect on our ability to consummate the offer and thereafter acquire the remaining equity interest in Esenjay that we do not own.

     The acquisition agreement also provides that if any party terminates the acquisition agreement at any time prior to our acceptance for payment of shares under the offer, we, in our sole discretion, without the consent of Esenjay and notwithstanding the provisions of the acquisition agreement we describe above, may make any change in the terms and conditions of the offer and revise this Offer to Purchase and the other offer documents accordingly.

     Subject to the terms of the acquisition agreement and the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, except as we describe below, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts section 14 describes shall have occurred or exist, to:

     - extend the offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary;

     - elect to provide a subsequent offering period after completion of the offer; and

     - amend the offer in any other respect by giving oral or written notice of that amendment to the depositary.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT WE EXERCISE OUR RIGHT TO EXTEND THE OFFER.

     There can be no assurance that we will exercise our right to extend the offer.

     Any extension, waiver, amendment or termination by us will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Exchange Act Rule 14d-4(d). Subject to applicable law (including Exchange Act Rules 14d-4(d) and 14d-6(d), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to them in a manner reasonably designed to inform them of that change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In this Offer to Purchase, "business day" has the meaning Exchange Act Rule 14d-1 sets forth.

     If we extend the offer, or we are delayed in our acceptance for payment of or payment, whether before or after our acceptance for payment, for shares or are unable to pay for shares under the offer for any reason, then, without prejudice to our rights under the offer, the depositary may retain tendered shares on our behalf, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as section 3 describes. Exchange Act Rule 14e-1(c), however, will limit our ability to delay our payment for shares we have accepted for payment. That rule requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of that bidder's offer.

     If we make a material change in the terms of, or the information concerning, the offer or waive a material condition to the offer, we will disseminate additional tender offer materials and extend the offer to the extent Exchange Act Rules 14d-4(d), 14d-6(d) and 14e-1 require. The minimum period during which an offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of 10 business days from the date of the change is generally required to allow for adequate dissemination to stockholders.

     Under Exchange Act Rule 14d-11, we may, subject to conditions, provide a subsequent offering period of from three to 20 business days in length following the expiration of the offer on the expiration date. A subsequent offering period would be an additional period of time, following the expiration of the offer and our purchase of shares thereunder, during which stockholders may tender shares they still hold. A subsequent offering period, if we include one, would not be an extension of the offer, which we already will have completed.

     During a subsequent offering period, tendering stockholders will not have withdrawal rights, and we will promptly purchase and pay for any shares tendered at the same price we paid under the offer.

     Exchange Act Rule 14d-11 provides that we may provide a subsequent offering period so long as, among other things:

     - the initial 20 business day period of the offer has expired;

     - we offer the same form and amount of consideration for shares in the subsequent offering period as in the initial offer;

     - we accept and promptly pay for all securities tendered during the offer prior to its expiration;

     - we announce the results of the offer, including the approximate number and percentage of shares deposited in the offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration date and immediately begin the subsequent offering period; and

     - we immediately accept and promptly pay for shares as they are tendered during the subsequent offering period.

We will be able to provide a subsequent offering period, if we satisfy these conditions, after April 22, 2002.

     We may, in our sole discretion, provide a subsequent offering period regardless of whether the events or facts section 14 describes have occurred or exist. Under Exchange Act Rule 14d-7, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for payment. We will pay the same consideration to stockholders tendering shares in the offer or in a subsequent offering period, if we include one.

     Esenjay has provided us with its stockholder lists and security position listing for the purpose of disseminating the offer to holders of shares. We will mail this Offer to Purchase, the related letter of transmittal and other relevant materials to record holders of shares, and we will furnish those materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Esenjay's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares. Those materials also will include the Schedule 14D-9.

SECTION 2.  PROCEDURE FOR TENDERING SHARES

     VALID TENDER.  For a stockholder validly to tender shares under the offer:

     - the depositary must receive, at one of its addresses the back cover of this Offer to Purchase sets forth and prior to the expiration date:

      - a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (see
        "-- Book-Entry Transfer" below), and any other required documents; and

      - either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "-- Book-Entry Transfer" below); or

     - the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

     The valid tender of shares by you by one of the procedures this section 2 describes will constitute a binding agreement between you and us on the terms of and subject to the conditions to the offer.

     BOOK-ENTRY TRANSFER. For purposes of the offer the depositary will establish accounts for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at one of its addresses the back cover of this Offer to Purchase sets forth prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

     The confirmation of a book-entry transfer of shares into the depositary's account at the book-entry transfer facility as we describe above is a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

     - the "registered holder(s)" of those shares signs that letter of transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on that letter of transmittal; and

     - those shares are tendered for the account of an "eligible institution."

     For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following:

     - the Security Transfer Agents Medallion Program;

     - the New York Stock Exchange, Inc. Medallion Signature Guarantee Program;
       or

     - the Stock Exchanges Medallion Program.

     Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the letter of transmittal.

     GUARANTEED DELIVERY. If you wish to tender shares under the offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

     - your tender is made by or through an eligible institution;

     - you ensure that a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date; and

     - you ensure that the depositary receives, at one of its addresses the back cover of this Offer to Purchase sets forth and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either:

      - the certificates representing the shares being tendered together with
        (1) a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or

      - in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under "-- Book-Entry Transfer" within the same period
        (1) either a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, (2) a book-entry confirmation relating to that transfer and (3) all other required documents.

     For these purposes, a "trading day" is any day on which the New York Stock Exchange is open for business.

     A notice of guaranteed delivery may be delivered by hand to the depositary or transmitted by facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form that notice of guaranteed delivery sets forth.

     OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for shares accepted for payment under the offer will in all cases be made only after timely receipt by the depositary of:

     - certificates representing, or a timely book-entry confirmation respecting, those shares;

     - a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a letter of transmittal; and

     - any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the depositary.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE UNDER THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

     APPOINTMENT. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent's message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares or other securities issued or issuable in respect of those shares on or after March 17, 2002 (collectively, "additional securities"). All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities in respect of any annual, special or adjourned meeting of Esenjay's stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those shares, to exercise full voting, consent and other rights with respect to those shares and the additional securities attributable thereto, including voting at any meeting of stockholders or acting by written consent without such a meeting.

     DETERMINATION OF VALIDITY. We will decide, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of shares, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Santos, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

     BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 30% unless a stockholder that holds shares:

     - provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information; or

     - is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

     A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the offer or in the proposed merger, as the case may be, each stockholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 the letter of transmittal includes. Noncorporate foreign stockholders should complete and sign an Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See instruction 9 to the letter of transmittal.

SECTION 3.  WITHDRAWAL RIGHTS

     Except as this section 3 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the offer according to the procedures we describe below at any time prior to the expiration date and, unless theretofore accepted for payment and paid for by us under the offer, you may also withdraw your previously tendered shares at any time after May 24, 2002.

     For a withdrawal to be effective, a written notice of withdrawal must:

     - be received in a timely manner by the depositary at one of its addresses the back cover of this Offer to Purchase sets forth; and

     - specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

     If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

     If shares have been delivered in accordance with the procedures for book-entry transfer section 2 describes, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

     Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures section 2 describes.

     We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Purchaser, Santos, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     If we provide a subsequent offering period following the offer, no withdrawal rights will apply to shares tendered during that subsequent offering period or to shares tendered under the offer and accepted for payment.

SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     On the terms of and subject to the conditions to the offer, including, if we extend or amend the offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the expiration date for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with section 3. We will decide, in our sole discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See sections 1 and 14. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

     In all cases, we will pay for shares we have accepted for payment under the offer only after timely receipt by the depositary of:

     - certificates representing, or a timely book-entry confirmation respecting, those shares;

     - a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent's message; and

     - any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by the depositary.

     The per share consideration we will pay to any stockholder under the offer will be the highest per share consideration we will pay to any other stockholder under the offer.

     For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn as, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions to the offer, we will pay for shares we have accepted for payment under the offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose shares we have accepted for payment.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES.

     If we are delayed in our acceptance for payment of or payment for shares or are unable to accept for payment or pay for shares under the offer for any reason, then, without prejudice to our rights under the offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights section 3 describes.

     If we do not purchase any tendered shares under the offer for any reason, then, as promptly as practicable following the expiration or termination of the offer and at no expense to tendering stockholders:

     - the depositary will return certificates it has received respecting tendered shares to the person who delivered those certificates to the depositary; and

     - in the case of tendered shares delivered by book-entry transfer into the depositary's account at the book-entry transfer facility in accordance with the procedures section 2 describes, those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.  U.S. FEDERAL INCOME TAX CONSEQUENCES

     TAXABLE TRANSACTION. Your receipt of cash for shares in our transaction will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986 (the "Code") and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

     Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in our transaction and your adjusted tax basis in the shares for which you received that cash. Gain or loss will be calculated separately for each block of shares tendered and purchased under the offer or converted into cash by the merger, as the case may be.

     If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year. If you are an individual, long-term capital gains will be eligible for a maximum federal income tax rate of 20%. Under present law the ability to use capital losses to offset ordinary income is limited. You should consult your own tax advisor in this regard.

     The foregoing discussion may not be applicable with respect to (1) shares received on the exercise of employee stock options or otherwise as compensation or (2) holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions. In addition, the foregoing discussion may not apply to a holder of shares in light of individual circumstances, such as holding shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on present law, which is subject to change, possibly with retroactive effect. We urge you to consult your own tax advisor to determine the particular tax consequences of the offer and the merger to you, including the application and effect of the alternative minimum tax and of state, local or foreign income and other tax laws and of changes in tax laws.

     BACKUP WITHHOLDING. Some noncorporate stockholders may be subject to backup withholding at a 30% rate on cash payments they receive under the offer and or as a result of the merger. Backup withholding will not apply, however, to a stockholder who:

     - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 the letter of transmittal includes;

     - provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form; or

     - is otherwise exempt from backup withholding.

     If backup withholding applies to you, the depositary must withhold 30% from amounts otherwise payable to you. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. You should consult your own tax advisor as to your qualification for exemption from withholding and the procedure for obtaining the exemption.

SECTION 6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The shares are traded on the Nasdaq SmallCap Market under the symbol "ESNJ." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq SmallCap Market based on published financial sources.

                                                              HIGH     LOW
                                                              -----   -----
FISCAL YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................  $2.75   $1.56
  Second Quarter............................................  $4.13   $1.63
  Third Quarter.............................................  $4.75   $2.47
  Fourth Quarter............................................  $5.19   $3.13

FISCAL YEAR ENDED DECEMBER 31, 2001:
  First Quarter.............................................  $5.19   $3.50
  Second Quarter............................................  $5.24   $3.50
  Third Quarter.............................................  $4.10   $2.45
  Fourth Quarter............................................  $3.19   $2.00

FISCAL YEAR ENDING DECEMBER 31, 2002:
  First Quarter (through March 25, 2002)....................  $3.06   $2.12

     On March 15, 2002, the last trading day before Santos, Esenjay and we entered the acquisition agreement, the last sale price of Esenjay's shares reported by the Nasdaq SmallCap Market was $2.72. On March 25, 2002, which was the last full trading day before commencement of the offer, the last reported sale price of Esenjay's shares reported by the Nasdaq SmallCap Market was $2.81. WE URGE STOCKHOLDERS TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES.

     According to Esenjay's annual report on Form 10-KSB for the fiscal year ended December 31, 2000 as filed with the SEC, Esenjay has never paid any dividends on the shares. Esenjay's current credit agreement with Deutsche Bank AG restricts its ability to pay cash dividends. Esenjay's management has advised us that Esenjay has not declared or paid any stock or other noncash dividends on the shares.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION AND LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     MARKET FOR THE SHARES. Our purchase of shares under the offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares the public holds.

     SHARE QUOTATION AND LISTING. Depending on the number of shares purchased under the offer, the shares may no longer meet the requirements for continued listing on the Nasdaq SmallCap Market. In that event, the market for the shares could be adversely affected. According to the published guidelines for listing on the Nasdaq SmallCap Market, that market would consider delisting the outstanding shares of Esenjay if, among other things:

     - the number of publicly held shares, (exclusive of shares held by officers, directors or shareholders holding more than 10% of the total shares outstanding) falls below 500,000;

     - the number of shareholders holding 100 or more shares falls below 300; or

     - the aggregate market value of publicly held shares falls below $1 million.

     If the Nasdaq SmallCap Market delists the shares, it is possible that the shares would trade on another securities exchange or in the over-the-counter market and that other sources would report price quotations. The extent of the public market for the shares and the availability of those quotations would, however, depend on a number of factors, including:

     - the number of remaining holders of shares;

     - the interests of securities firms in maintaining a market in shares; and

     - the possible termination of registration of the shares under the Exchange Act.

We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or a beneficial effect on the market price for or marketability of the shares or whether it would cause future market prices to be greater or less than the offer price.

     EXCHANGE ACT REGISTRATION. The shares currently are registered under the Exchange Act. That registration may be terminated on application of Esenjay to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of that registration would substantially reduce the information Esenjay would have to provide to its stockholders and to the SEC and would make various provisions of the Exchange Act no longer applicable to Esenjay, including the following requirements:

     - the furnishing of a proxy or information statement under Section 14 of the Exchange Act in connection with meetings of stockholders;

     - the furnishing of an annual report to stockholders; and

     - the filing of annual, quarterly and other reports with the SEC.

     Termination of that registration also would foreclose use of Rule 144 under the Securities Act of 1933 for sales of securities of Esenjay by its affiliates and, in the case of "restricted securities" of Esenjay, by other persons.

     We intend to seek to cause Esenjay to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the offer as the requirements for that termination are met.

     Registration of the shares under the Exchange Act will be terminated after the consummation of the merger, if not before.

     Margin Regulations. The shares are currently "margin securities" under the margin regulations of the Board of Governors of the Federal Reserve System. This classification allows banks and brokers to extend credit on the collateral of the shares. Depending on factors similar to those we describe above regarding listing and market quotations, it is possible that, following the offer, the shares would no longer constitute "margin securities" under those margin regulations and therefore could no longer be used as collateral for loans made by banks on brokers.

SECTION 8.  INFORMATION CONCERNING ESENJAY

     GENERAL. Esenjay is an independent energy company engaged in the exploration for and the development of natural gas and oil. With an extensive inventory of technology enhanced natural gas exploration projects located onshore along the Texas and Louisiana gulf coast, Esenjay is focused on the generation and enhancement of these projects utilizing computerized exploration technologies and 3-D seismic data prior to drilling. Esenjay is a Delaware corporation. Its executive offices are at 500 North Water Street, Suite 1100, Corpus Christi, Texas 78471, and its telephone number at that address is
(361)883-7464.

     The information contained in the following summary of Esenjay year end 2001 reserves and drilling activity was excerpted from Esenjay's March 22, 2002 press release:

          During 2001, Esenjay participated in a total of 46 wells that reached total depth and were logged. Of the total wells drilled and logged during the year, 26 were completed as of March 10, 2002, one is scheduled to commence production upon completion and pipeline connection, and 19 were dry holes. For the comparable period of 2000, the Company drilled a total of 52 wells. The decrease in the number of wells drilled in 2001 is primarily the result of an increase in deeper and more expensive high potential wells.

          Esenjay also reported that total proved reserves at year-end 2001 were
     18.3 billion cubic feet equivalent (BCFE) of natural gas. At year-end 2000, the Company had proved reserves of 23.8 BCFE of natural gas. The year-to-year decline in reserves is principally due to the sale of reserves in a significant Esenjay project. During 2001, the Company produced approximately 6.8 BCFE of natural gas, added 10.3 BCFE as a result of discoveries and other drilling activity, registered downward revisions of
     0.7 BCFE and sold reserves totaling 8.3 BCFE. Year-end reserve volumes were estimated by Ryder Scott & Company.

          In November 2001, Esenjay sold a substantial portion of its working interest in the Runnells Field in the South Texas Frio trend to Santos USA Corp., effective September 16, 2001 for $20.25 million in cash, plus reimbursements (attributable to the interests sold) for drilling costs associated with a well in progress. Included in the sale were proved reserves of 7.8 BCFE and substantial probable and possible reserves and acreage associated with the project. The Company will record a gain on this sale of approximately $15.5 million in fourth quarter 2001 results. Esenjay believes that the transaction monetized a substantial portion of the ultimate value to be created from the project.

     AVAILABLE INFORMATION. Esenjay is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Esenjay must disclose in its proxy statements distributed to Esenjay's stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Esenjay. That information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC's web site, http://www.sec.gov.

     Except as otherwise stated herein, the information concerning Esenjay contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although the Purchaser and Santos do not have any knowledge that any such information is untrue, neither the Purchaser nor Santos takes any responsibility for the accuracy or completeness of that information or for any failure by Esenjay to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Santos or the Purchaser.

SECTION 9.  INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES

     GENERAL. The Purchaser, a Delaware corporation, was formed to acquire Esenjay and has not conducted any unrelated activities since its organization. Its principal office is located at 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (713) 986-1700. Santos directly owns all outstanding shares of capital stock of the Purchaser.

     Santos is a Delaware corporation with its principal offices located at 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (713) 986-1700. Santos is wholly owned by Santos International, an Australian corporation, whose shares are owned by Santos Ltd, an Australian corporation.

     Santos Ltd and its subsidiaries and affiliates are engaged, principally in Australia, the United States and Southeast Asia, in gas and petroleum exploration, the production, treatment and marketing of natural gas, crude oil, condensate, naphtha and liquid petroleum gas and the transportation by pipeline of crude oil.

     Schedule I to this Offer to Purchase sets forth the name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Santos, the Purchaser, Santos International and Santos Ltd.

     Except as this Offer to Purchase, including schedule I, otherwise describes or discloses:

     - none of the Santos Entities or, to the best of their knowledge, the Santos Managers:

      - has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, during the past five years;

      - has been a party to any judicial or administrative proceeding, except for matters that were dismissed without sanction or settlement, during the past five years that resulted in a judgment or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws in the United States, or a finding of any violation of those laws;

      - has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Esenjay, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of those securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies;

      - has had during the past two years any business relationship or transaction with Esenjay or any of its executive officers, directors or affiliates which the rules and regulations of the SEC applicable to the offer require to be reported;

      - has had, nor has any subsidiary of any Santos Entity had, during the past two years, any contacts, negotiations or transactions with Esenjay or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; or

      - has during the past 60 days effected any transaction in any equity securities of Esenjay; and

     - none of the Santos Entities or any associate or majority-owned subsidiary of any Santos Entity or, to the best of the knowledge of the Santos Entities, the Santos Managers or any associate or majority-owned subsidiary of any Santos Manager beneficially owns or has the right to acquire, directly or indirectly, any equity securities of Esenjay.

     In the preceding paragraph, "Santos Entity" means any of Santos Ltd, Santos International, Santos or us, and "Santos Manager" means each of the other persons schedule I hereto lists.

SECTION 10.  SOURCE AND AMOUNT OF FUNDS

     The offer is not conditioned on any financing arrangements.

     We estimate that we will require funds totaling approximately $80 million in order to purchase all the outstanding shares, satisfy obligations under outstanding stock options and warrants, pay all the costs, fees and expenses related to the offer and the merger and fund the repayment of Esenjay's currently outstanding bank debt of approximately $18.6 million. We plan to obtain all funds needed for the offer through a capital contribution that will be made by Santos International to Santos, which in turn will make a capital contribution to the Purchaser at the time the Purchaser accepts for payment shares tendered pursuant to the offer.

     Santos International intends to use cash on hand or available to it to make this capital contribution.

SECTION 11.  CONTACTS AND TRANSACTIONS WITH ESENJAY; BACKGROUND OF THE OFFER

     In May 2000, Santos USA Corp., a wholly owned subsidiary of SAEC ("Santos USA"), acquired interests in the Amerada 8/Ashland Deep prospects through a farm-in arrangement with Esenjay for a payment to Esenjay of approximately $540,000.

     In September 2000, representatives of Randall & Dewey, Inc. ("Randall & Dewey"), a provider of transaction and advisory related services to Esenjay, contacted Mr. Bruce Wood, President of Santos USA Corp. ("Santos USA"), to inquire about Santos USA's interest in considering a potential business alliance or transaction with Esenjay, including a possible sale of assets or stock to Santos USA or a merger with Santos USA.

     Between December 2000 and March 2001, Esenjay and Santos USA continued discussions of a possible merger or sale.

     On January 25, 2001, Mr. Jeff Barndt, of Randall & Dewey, provided information relating to Esenjay to representatives of Santos USA regarding a potential purchase of Esenjay.

     On February 6, 2001, the parties agreed to further explore a possible purchase transaction, and Esenjay agreed to provide Santos USA with information concerning its operations under the terms of a confidentiality agreement.

     In the second half of February 2001, Esenjay provided various materials and information about its operations to Santos USA.

     On February 28, 2001, representatives of Santos USA visited Esenjay's office in Corpus Christi, Texas, to discuss with Esenjay management and staff Esenjay's assets and exploration prospects portfolio.

     Throughout the months of March, April and May 2001, Santos USA evaluated the potential of an acquisition of Esenjay.

     On June 28, 2001, there was an introductory meeting between Mr. Michael Johnson, President and Chief Executive Officer of Esenjay, and representatives of Santos and its parent, Santos Ltd, to discuss a possible purchase of Esenjay's exploration prospects portfolio.

     In July 2001, Santos USA acquired interests in the Lafite/Allen Dome prospects through a farm-in arrangement with Esenjay for a payment to Esenjay of approximately $1.6 million.

     On July 16, 2001, Ms. Kathleen Hogenson, President of Santos USA and successor to Mr. Wood, met with Mr. David Berry, Chairman of the Board of Directors of Esenjay, to discuss matters relating to a potential acquisition of Esenjay.

     On August 2, 2001, representatives of Santos USA's Acquisition Evaluation Team met with members Esenjay's technical team in Esenjay's office in Corpus Christi, Texas, to review materials relating to the producing and exploratory assets of Esenjay. Ms. Hogenson also discussed with Mr. Johnson, Santos USA's interest in moving forward with a potential acquisition of Esenjay.

     On August 29, 2001, Mr. Jack Randall, a member of the board of directors of Esenjay and a principal of Randall & Dewey, met with Ms. Hogenson and Mr. Peter Robinson, Chief Financial Officer of Santos USA, to continue discussions on moving forward with a purchase transaction. Mr. Randall offered suggestions for possible structures for such a transaction.

     From August through October 2001, Santos conducted additional evaluation and due diligence on Esenjay and its operations. During this time, representatives of Santos USA had meetings and telephone conversations with representatives of Esenjay to discuss matters with respect to its due diligence review and the potential of an acquisition transaction with Esenjay.

     On October 10, 2001, Santos USA representatives met with Mr. Berry, Mr. Johnson and other representatives of Esenjay to discuss issues related to Santos USA's due diligence of Esenjay. Following the meeting, Mr. Robinson and Mr. Gordon Springate, Manager Business Development of Santos USA, met with Messrs. Berry, Johnson and David Christofferson, General Counsel and Chief Financial Officer of Esenjay to discuss whether the parties should continue to pursue a potential transaction.

     On or about October 12, 2001, Ms. Hogenson advised Mr. Johnson that Santos USA remained interested in a transaction with Esenjay, but that Santos needed to continue work on valuation issues and seek internal approvals.

     On October 24, 2001, Ms. Hogenson contacted Mr. Johnson to discuss Santos USA's potential acquisition of Esenjay, subject to the approval by the respective parties' boards of directors, further analysis and other conditions. Mr. Johnson offered an informal counterproposal, also subject to approval by the respective parties' boards of directors. Additionally, Mr. Johnson asked Ms. Hogenson to propose an offer to purchase Esenjay's interest in Runnells Field, a deep geopressured discovery within Esenjay's Duncan Slough 3-D seismic project in Matagorda County, Texas. Mr. Johnson indicated that if Santos USA did not purchase Esenjay's interest in Runnells Field, that interest would be sold to other interested buyers. Ms. Hogenson made an informal offer to purchase that interest. Mr. Johnson asked her to reconsider her offer.

     Ms. Hogenson contacted Mr. Johnson on October 27, 2001 and, following a brief discussion, they agreed that, subject to approval by the parties' respective boards of directors, Santos USA would offer to purchase 70% of Esenjay's interest in the Runnells Field for approximately $20.25 million.

     On October 29, 2001, Santos USA's management and Merrill Lynch representatives met with members of Esenjay's senior management and representatives of Randall & Dewey to discuss Santos USA's potential purchase of the ownership interests in or remaining assets of Esenjay.

     On November 1, 2001 representatives of Santos USA met with members of Randall & Dewey and Esenjay management to discuss the potential sale of a portion of Esenjay's interest in the Runnells Field and surrounding area. The parties continued to discuss possible other transactions.

     On November 2, 2001, Santos USA and Esenjay signed a letter of intent regarding Santos USA's purchase of a portion of Esenjay's interest in the Runnells Field and surrounding area.

     On November 16, 2001, Santos USA and Esenjay executed two Purchase and Sale Agreements. The purchase of Esenjay's sale of a 23.45 percent working interest in Runnells Field to Santos USA closed on November 19, 2001. The purchase of Esenjay's interest in the surrounding area closed on December 6, 2001. The total sale price of these transactions was $20.25 million in cash.

     In late December 2001, Ms. Hogenson contacted Mr. Johnson to propose a transaction between Santos USA and Esenjay in which approximately one half of the value of Esenjay's undrilled portfolio would be paid out once drilled and the other half would be paid at the onset. Although Mr. Johnson indicated he would consider the possibility of the proposal, he did not respond to Ms. Hogenson.

     In early January 2002, Mr. Johnson contacted Ms. Hogenson to inform her that Esenjay would consider a proposal from Santos USA for Santos USA to purchase all of Esenjay's common stock. Ms. Hogenson stated that Santos USA would consider the proposal.

     In mid-February, 2002, Ms. Hogenson contacted Mr. Johnson to propose that Santos USA acquire Esenjay for $80 million. Mr. Johnson said Esenjay would consider the proposal.

     A few days later, Mr. Johnson asked Ms. Hogenson to memorialize in writing the proposal prior to Esenjay's board of directors meeting in late February 2002, so that Esenjay's board of directors could consider the proposal at that meeting.

     On February 26, 2002, Ms. Hogenson delivered a written proposal to Mr. Johnson in response to his request. The proposal provided that Santos USA would pay $2.86 per share in cash to purchase all of Esenjay's common stock, based on an enterprise value of $80 million less certain adjustments, subject to, among other conditions, adjustments for further due diligence, the negotiation and execution of a mutually acceptable definitive merger agreement and approval of that agreement by the parties' boards of directors.

     Between February 26, 2002 and March 4, 2002, Santos USA conducted a further evaluation and due diligence review of Esenjay's financial affairs, operations and assets.

     On March 5, 2002, Ms. Hogenson contacted Mr. Johnson to inform him of Santos USA's revised proposal following Santos USA's additional due diligence. Following discussion, the parties agreed on a purchase price of $2.84 per share of Esenjay, based on an enterprise value of $80.0 million and conditioned upon the execution of a stockholders agreement and option agreement with certain stockholders, directors and officers of Esenjay.

     On March 7, 2002, Esenjay executed a confidentiality agreement with respect to the terms of the proposal. Between March 5 and March 17, 2002, representatives of Santos and Esenjay, and their respective counsel, held discussions that led to the negotiation of a definitive acquisition agreement, stockholders agreement and option agreement. Santos USA also indicated that the acquisition would be consummated by Santos and the Purchaser.

     On March 17, 2002, the Purchaser, Santos and Esenjay executed and delivered the acquisition agreement, and Santos Ltd and Esenjay issued a press release announcing the execution and delivery of the acquisition agreement.

SECTION 12.  PURPOSE OF THE OFFER; THE TRANSACTION AGREEMENTS; PLANS FOR ESENJAY

  PURPOSE OF THE OFFER

     The purpose of the offer is to enable Santos to acquire control of Esenjay. The offer, as the first step in the acquisition of Esenjay, is intended to facilitate the acquisition of all the outstanding shares. As promptly as practicable following the purchase of shares pursuant to the offer and after the satisfaction or waiver of all conditions to the merger set forth in the acquisition agreement, we intend to acquire all outstanding shares of Esenjay not tendered and purchased pursuant to the offer by consummating the merger.

  THE TRANSACTION AGREEMENTS

     THE ACQUISITION AGREEMENT

     The following is a summary of the material provisions of the acquisition agreement, a copy of which Santos and we have filed as an exhibit to the Tender Offer Statement on Schedule TO under Exchange Act Rule 14d-3 in connection with the offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the acquisition agreement.

     THE OFFER. The acquisition agreement provides that we must commence the offer no later than March 26, 2002. Our obligation to accept for payment and pay for shares tendered under the offer is subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver by us of the other conditions that section 14 describes. The Minimum Tender Condition is that there shall be validly tendered and not properly withdrawn prior to the expiration date of the offer the number of shares that, together with the shares the Purchaser, Santos and Santos' other direct and indirect subsidiaries own, would represent at least a majority of all outstanding shares of Esenjay on a fully diluted basis on the date of purchase.

     We may modify the terms of and conditions to the offer and waive any condition section 14 describes except that, without the prior written consent of Esenjay, we may not while the acquisition agreement remains in effect:

     - waive or make any change in the Minimum Tender Condition;

     - reduce the maximum number of shares we will purchase under the offer;

     - reduce the price per share payable under the offer or, other than by adding consideration, change the form of offer consideration; or

     - make any change in or addition to the conditions section 14 describes in any manner adverse to the holders of shares.

     The acquisition agreement provides that none of the following will constitute a change in the offer in a manner adverse to the holders of shares:

     - any increase in or addition to the consideration payable under the offer; or

     - any extension of the offer beyond the then scheduled expiration date:

      - for any period any applicable law or other governmental requirement including any court order, or any interpretation thereof or position thereunder by the SEC may require;

      - in increments of not more than five business days each, if we have reasonably determined that any condition section 14 describes is not capable of being satisfied prior to that scheduled expiration date;

      - for one or more periods, up to a total of 10 business days for all those periods, if, notwithstanding that all conditions section 14 describes have been satisfied or waived by us, to the extent waivable by us, as of that scheduled expiration date, less than 90% of all outstanding shares have been validly tendered and not subsequently properly withdrawn; or

      - for any period or periods, if, prior to our acceptance for payment of shares under the offer, Esenjay has terminated the acquisition agreement because of its intent to enter into an agreement respecting a Superior Takeover Proposal (as defined below) from a third party and we have not within four days of receiving notice of Esenjay's intent delivered to Esenjay a written counteroffer that Esenjay's board of directors has determined in good faith after consultation with its financial advisor and counsel is at least as favorable to Esenjay's stockholders as the Superior Takeover Proposal.

     So long as the offer remains outstanding and complies with the provisions of the acquisition agreement we describe above, Esenjay has agreed that it will not at any time, notwithstanding that it may have terminated the acquisition agreement, adopt any anti-takeover measure having or purporting to have a deterrent effect on our ability to consummate the offer and thereafter acquire the remaining equity interest in Esenjay that we do not own.

     The acquisition agreement also provides that if any party terminates the acquisition agreement at any time prior to our acceptance for payment of shares under the offer, we, in our sole discretion, without the consent of Esenjay and notwithstanding the provisions we describe above, may make and change in the terms and conditions of the offer and revise this Offer to Purchase and the other offer documents accordingly.

     COMPOSITION OF THE ESENJAY BOARD FOLLOWING CONSUMMATION OF THE OFFER. The acquisition agreement provides that promptly on our acceptance for payment of, and our payment for, any shares under the offer, we will be entitled to designate such number of members of Esenjay's board of directors as will give us, subject to compliance with Section 14(f) of the Exchange Act, at least a majority of the members of the whole board and Esenjay will, at that time, cause our designees to be so elected.

     If our designees are elected to the Esenjay board, the acquisition agreement provides that, until the effective time of the merger, that board will have at least two directors who are "independent directors." Under the acquisition agreement, an "independent director" would be:

     - a current director of Esenjay who is not an officer or employee of Esenjay and whom the Esenjay board has designated to continue service as a director for purposes of the acquisition agreement; or

     - any individual who is not an officer, director or employee of Esenjay or of us or any of our affiliates and whom the Esenjay board has elected to fill any vacancy resulting from a current director of Esenjay ceasing to serve as an "independent director."

     After our nominees have become members of Esenjay's board of directors and prior to the effective time, Esenjay may not:

     - amend or terminate the acquisition agreement,

     - extend the time for the performance of any of the obligations or other acts of any party,

     - waive any inaccuracies in the representations and warranties the acquisition agreement contains, or

     - waive compliance with any of the covenants or other agreements or conditions the acquisition agreement contains,

unless a majority of the independent directors then in office, as well as a majority of Esenjay's whole board of directors, shall have duly authorized that action.

     THE MERGER. The acquisition agreement provides that, subject to satisfaction or waiver of the conditions section 14 describes, at the effective time:

     - we will merge with and into Esenjay in accordance with the DGCL;

     - we will cease to exist as a separate legal entity;

     - Esenjay will continue as the surviving corporation (as such, the "surviving corporation") and will possess all the properties and rights, and be subject to all the restrictions and duties, of Esenjay and us and be governed by the laws of the State of Delaware;

     - Esenjay's certificate of incorporation in effect immediately prior to the effective time will be amended to provide that the authorized capital stock of Esenjay will consist of 1,000 shares of common stock, par value $.001 per share, and to eliminate the classification of the surviving corporation's board of directors into three classes; and, as so amended, that certificate of incorporation will become the certificate of incorporation of the surviving corporation;

     - Esenjay's bylaws immediately in effect immediately prior to the effective time will become the bylaws of the surviving corporation until thereafter changed or amended in accordance with their terms or applicable law;

     - Esenjay's directors immediately prior to the effective time who were our nominees will be the directors of the surviving corporation until the earlier of their resignation or removal or the election of their successors; and

     - the officers of the surviving corporation will be as set forth in the acquisition agreement, and each of those persons will serve in each office the acquisition agreement specifies until the earlier of that person's resignation or removal or the appointment or election of that person's successor.

     As of the effective time and without any action on the part of any holder of shares or the capital stock of the Purchaser:

     - the issued and outstanding shares of our capital stock will convert into and become 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $.001 per share, of Esenjay;

     - each Esenjay share issued and outstanding immediately prior to the effective time that Esenjay, Santos or any of Santos' affiliates then owns automatically will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor;

     - except as the clause immediately above otherwise provides and subject to the provisions of the clause immediately below, each Esenjay share issued and outstanding immediately prior to the effective time automatically will:

      - convert into the right, and solely the right, to receive the merger consideration of $2.84 per share, less any required withholding taxes, on surrender of the certificate representing that share; and

      - be canceled and retired and cease to exist; and

     - no dissenting share will convert into the right to receive the merger consideration of $2.84 per share, except that, if under Section 262 of the DGCL the right to an appraisal of that dissenting share thereafter ceases prior to that appraisal, that dissenting share will be treated as a share that had converted as of the effective time into the right to receive the merger consideration under the clause immediately above.

     Each holder of a certificate formerly representing shares that have converted into the right to receive the merger consideration or representing dissenting shares that will be deemed to have so converted will, as of the effective time and thereafter, cease to have any rights respecting the shares that certificate represented immediately prior to the effective time other than:

     - if those shares are not dissenting shares, the right to receive the merger consideration in respect of those shares; or

     - if those shares are dissenting shares, the rights Section 262 of the DGCL and the acquisition agreement provide.

     VOTE REQUIRED TO APPROVE THE MERGER; STOCKHOLDER MEETING. In order to effect our merger with Esenjay in accordance with the DGCL, Esenjay's board must approve and find advisable the agreement of merger the acquisition agreement contains and, if the "short-form" merger procedure we describe below is not available, the holders of at least a majority of the outstanding shares also must approve the agreement of merger.

     Esenjay's board of directors, by the unanimous vote of all directors voting:

     - has approved the acquisition agreement and the transactions it contemplates, including the offer and the merger;

     - has determined that the terms of the offer, the merger and the other transactions the acquisition agreement contemplates are advisable and fair to and in the best interests of Esenjay and its stockholders; and

     - recommends that the Esenjay's stockholders accept and tender their shares under the offer.

     If the "short-form" merger procedure is not available to us or we choose to submit the merger to the holders of shares, Esenjay has agreed in the acquisition agreement to convene a meeting of its stockholders as soon as practicable after complying with the applicable informational requirements of the Exchange Act for the purpose of their acting on the agreement of merger the acquisition agreement contains.

     The DGCL will not require as a condition to the consummation of the merger that Esenjay's board continue to support the merger. The acquisition agreement provides that notwithstanding that Esenjay's board may hereafter determine that our agreement of merger is no longer advisable and recommend that the stockholders reject it, the Company will submit our agreement of merger to its stockholders.

     The DGCL provides that, if we acquire at least 90% of the outstanding shares, under the offer or otherwise, we may merge Esenjay into us, or we may merge into Esenjay, under its "short-form" merger procedures without prior notice to or the approval of the other stockholders of Esenjay.

     BOARD RECOMMENDATION; COMPETING ACQUISITION PROPOSALS. Except as the acquisition agreement expressly permits, neither Esenjay's board of directors nor any committee thereof will:

     - withdraw or modify, or propose to withdraw or modify, in a manner adverse to us, the approval or recommendation by Esenjay's board of directors of the offer or the agreement of merger the acquisition agreement contains;

     - approve or recommend, or propose to approve or recommend any "Acquisition Proposal"; or

     - cause Esenjay to enter into any agreement relating to any Acquisition Proposal.

If at any time before we accept shares for payment under the offer, however, Esenjay receives an unsolicited bona fide written Acquisition Proposal that a majority of Esenjay's board of directors determines in good faith constitutes a Superior Takeover Proposal (as defined below), that board may, at any time that is after the fourth business day following Esenjay's delivery to Santos of written notice of the material terms and conditions of that Acquisition Proposal and the identity of the person making the Acquisition Proposal:

     - withdraw or modify its recommendation, but not its approval, which will be irrevocable, of the offer and the agreement of merger the acquisition agreement contains; and

     - approve or recommend that proposal or cause Esenjay to enter into an agreement implementing that proposal.

     During the four business day period the paragraph above describes, Esenjay will not enter into any binding agreement respect respecting any Superior Takeover Proposal. If, during or after such period, Esenjay changes its intention to enter into any such binding agreement, it promptly must notify Santos of that change and its particulars.

     An "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to:

     - any direct or indirect acquisition or purchase, other than the offer and the merger or any other takeover transaction by Santos or any affiliate of Santos, of a substantial amount of assets of Esenjay or 15% or more of any class of equity securities of Esenjay; or

     - any other transaction the consummation of which reasonably could be expected to impede, interfere with, prevent or materially delay the offer or the merger or reasonably would be expected to dilute materially the benefits to Santos of the transactions the acquisition agreement contemplates.

     A "Superior Takeover Proposal" means any bona fide written Acquisition Proposal from any person relating to any direct or indirect purchase or other acquisition by any person, other than Santos or any of its affiliates, of the entire equity interest in Esenjay which that person does not already own or the business and assets of Esenjay substantially as an entirety in a takeover transaction that:

     - is for cash, securities not issued by or convertible into the securities of Esenjay, or a combination of the two to the holders of shares and is otherwise on terms that Esenjay's board of directors determines in the good faith of its members and on the basis of written advice of Esenjay's financial advisor, and taking into account all legal, financial, regulatory and other aspects of that proposal and the person making that proposal, would, if consummated, be more favorable, from a financial point of view, to those holders than the offer and the merger and is reasonably likely to be consummated without undue delay; and

     - does not include or otherwise provide for or contemplate, directly or indirectly, the adoption by Esenjay of, or any commitment by it to perform, any measure having or purporting to have a deterrent effect on the ability of Santos or any of its affiliates to consummate the offer or otherwise effect a takeover of Esenjay thereafter or any restriction that is more restrictive than the non-solicitation provisions this Offer to Purchase describes below under "--No Solicitation" on Esenjay's ability to solicit, initiate, encourage or take any other action to facilitate a takeover of Esenjay by Santos or any of its affiliates (an "anti-takeover measure").

     NO SOLICITATION.  The acquisition agreement provides that Esenjay:

     - will, and will cause all its representatives to, cease immediately any discussions or negotiations with any parties which may be ongoing with respect, or which reasonably may be expected to lead, to any Acquisition Proposal; and

     - will not authorize or permit any of its representatives to:

      - solicit, initiate or encourage, including by way of furnishing information, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or reasonably may be expected to lead to, any Acquisition Proposal; or

      - participate in any discussions or negotiations regarding, or which reasonably may be expected to lead to, any Acquisition Proposal;

provided, however, that, if at any time before we accept shares for payment under the offer, Esenjay receives an unsolicited bona fide written Acquisition Proposal and a majority of Esenjay's board of directors determines in good faith that the proposal reasonably may be expected to constitute a Superior Takeover Proposal, Esenjay may, and may permit its representatives to, in response to that proposal, and provided that Esenjay complies with the requirements the next paragraph sets forth, furnish information about Esenjay to any person under a confidentiality agreement in a form Santos has previously approved in writing, which approval Santos will not unreasonably withhold, and participate in negotiations regarding that proposal.

     If Esenjay or, to its knowledge, any of its representatives receives any Acquisition Proposal or any request for information or inquiry with respect, or which reasonably may be expected to lead, to an Acquisition Proposal, Esenjay must:

     - immediately advise Santos orally of, and thereafter promptly, but in no event later than 24 hours after receipt, confirm to Santos in writing, the material terms and conditions of that Acquisition Proposal, request or inquiry and the identity of the person making that Acquisition Proposal, request or inquiry; and

     - thereafter keep Santos fully informed of the status and details, including amendments or proposed amendments, of that Acquisition Proposal, request or inquiry.

     Nothing in these provisions will prohibit Esenjay from taking and disclosing to its stockholders a position Exchange Act Rule 14e-2(a) contemplates or from making any disclosure to Esenjay's stockholders if, in the opinion of Esenjay's board of directors after consultation with its counsel, the failure to make such a disclosure would be inconsistent with the fiduciary duties of the Esenjay directors under

Delaware law; provided, however, that, except as the acquisition agreement otherwise permits, neither Esenjay nor its board of directors or any committee thereof will withdraw or modify, or propose to withdraw or modify, the position of Esenjay's board with respect to the offer and the agreement of merger or approve or recommend, or propose to approve or recommend, a Superior Takeover Proposal.

     The acquisition agreement provides that so long as the offer remains outstanding and complies with the provisions we describe above under "--The Offer," Esenjay will not at any time, notwithstanding that it may have terminated the acquisition agreement adopt, by means of any amendment to its certificate of incorporation or bylaws or any agreement or its part, any measure having or purporting to have, in the event Esenjay terminates the acquisition agreement in the manner and for the reasons we describe below in clause (4) of the first paragraph under "--Termination," a deterrent effect on the ability of Santos or any of its affiliates to consummate the offer or otherwise effect a takeover of Esenjay.

     CONDUCT OF BUSINESS OF ESENJAY. Esenjay has agreed that, until our nominees constitute a majority of its board of directors, it will, except as the acquisition agreement otherwise expressly contemplates or permits or as we otherwise have previously consented to in writing:

     - carry on its businesses in substantially the same manner as it has heretofore and not introduce any new methods of management, operation or accounting that in the aggregate are material to the business of Esenjay;

     - maintain its properties and facilities, including those it holds under leases, in as good working order and condition as on March 17, 2002, ordinary wear and tear excepted;

     - perform in all material respects all its obligations under agreements relating to or affecting its properties, rights and other assets, including its credit agreement with Deutsche Bank AG New York Branch (the "credit agreement");

     - keep in full force and effect without interruption all its present insurance policies or other comparable insurance coverage;

     - use reasonable commercial efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with it;

     - comply with all applicable governmental requirements; and

     - maintain the instruments and agreements governing its outstanding indebtedness and leases on their present terms and not enter into new or amended indebtedness or new or amended lease instruments or agreements involving amounts over $25,000 in any single case or $100,000 in the aggregate.

     Esenjay also has agreed that until our nominees constitute a majority of its board, it will not, except as the acquisition agreement otherwise expressly contemplates or permits or as we otherwise have previously consented to in writing:

     - declare or pay any dividends on or make other distributions in respect of any of its capital stock; split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or repurchase, redeem or otherwise acquire any shares of its capital stock;

     - issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, or any derivative securities or phantom securities, except that it may issue:

      - shares on the exercise of options and warrants awarded and outstanding on March 17, 2002 in accordance with the present terms of those options or warrants and the applicable option plan or warrant agreement;

      - shares under its bonus pay plans for 2000 and 2001, as it has disclosed to us in writing;

      - shares as contributions under its 401(k) savings plan, as it has disclosed to us in writing; and

      - options awarded but not issued under its long-term incentive plan, as it has disclosed to us in writing, provided those options are in form and substance reasonably satisfactory to Santos;

     - amend or propose to amend its certificate of incorporation or bylaws;

     - make, or enter into a contract or other commitment to make, directly or indirectly:

      - any investments, other than various permitted investments, in the capital stock or indebtedness of any person; or

      - except in connection with transactions generally accepted accounting principles properly characterize as hedging transactions, as distinct from trading transactions, that the credit agreement requires, issue or acquire any commodity derivatives;

     - negotiate for the acquisition of any business or the start-up of any new business or, merge, consolidate or otherwise effect a business combination with, or agree to merge, consolidate or otherwise effect a business combination with, any other entity;

     - other than sales of production and products in the ordinary course of business and consistent with prior practice and the requirements of the credit agreement, directly or indirectly sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets;

     - incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others; provided that in the case of any requested deviation from this provision, we will not unreasonably withhold our consent;

     - make any tax elections that, individually or in the aggregate, would have a material adverse effect on it or settle or compromise any of its income tax liabilities that, individually or in the aggregate, would have a material adverse effect on it;

     - pay, discharge, settle or satisfy any claims, liabilities or obligations, other than, in the ordinary course of business consistent with past practice or in accordance with their terms, liabilities (1) its unaudited consolidated financial statements for 2001 recognize or disclose or (2) incurred in 2002 in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

     - fail to comply with any covenant article VIII of the credit agreement contains;

     - except in the ordinary course of business, modify, amend or terminate any contract or agreement material to it to which it is a party or of which it is a beneficiary or by which it is bound or waive, release or assign any rights or claims material to it;

     - permit the call of the 2002 annual meeting, or any special meeting, of its stockholders; or

     - amend or otherwise change any agreement it or has with its financial advisors.

     ACCESS TO INFORMATION. The acquisition agreement provides that on reasonable notice and subject to some customary restrictions, Esenjay will:

     - afford to us and our representatives access during normal business hours to all its properties, books, contracts, commitments and records; and

     - furnish promptly to us copies of various reports and documents it files or receives under the federal securities or tax laws and all other information concerning its business, properties and personnel as we reasonably may request.

     The acquisition agreement also provides that Esenjay will deliver to us copies of its audited consolidated financial statements for 2001, together with the report of Deloitte & Touche LLP thereon, promptly after they become available to it.

     Santos and we have agreed in the acquisition agreement to keep all confidential information of Esenjay confidential, subject to customary exceptions, and not use that information in a manner detrimental to Esenjay or its stockholders.

     The acquisition agreement does not contain, and we have not made, any provision to grant holders of shares access to our corporate files or to obtain at our expense counsel or appraisal services.

     MUTUAL REASONABLE EFFORTS. Esenjay, Santos and we have mutually agreed to take the actions that may be necessary to obtain approvals or clearances from governmental authorities, if any, which are necessary to effect our transaction. Our transaction does not require any filing or clearance under the Hart-Scott-Rodino Antritrust Improvements Act of 1976.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The acquisition agreement provides that all rights to indemnification for acts or omissions occurring before the effective time existing as of March 17, 2002 in favor of the current or former directors or officers of Esenjay which its certificate of incorporation and bylaws then provide, or as applicable law otherwise provides, will survive the merger and continue in full force and effect in accordance with their terms.

     The acquisition agreement also provides that, for a period of six years after the effective time, Santos will, unless it elects at its option in writing to guarantee performance of those indemnification obligations, maintain in effect Esenjay's current policy of D&O liability insurance covering those persons who are currently covered by Esenjay's D&O policy; provided, however, that Santos will extend that current policy in effect to cover claims made prior to the first anniversary of the effective time if the premium for that additional coverage does not exceed $80,000.

     REPRESENTATIONS AND WARRANTIES. In the acquisition agreement, Esenjay has made customary representations and warranties to us, including those relating to:

     - its organization, power and qualification;

     - its certificate of incorporation, bylaws and capital structure;

     - corporate authorizations of our transaction and the enforceability of the acquisition agreement and other agreements relating to our transaction;

     - absence of conflicts;

     - compliance with laws and contractual obligations;

     - absence of specified changes or events and undisclosed liabilities;

     - accuracy of reserve and other information supplied;

     - litigation;

     - employee matters, including employee benefit and welfare plans and other compensation arrangements;

     - tax matters;

     - intellectual property; and

     - environmental matters.

     In the acquisition agreement, Santos and we also have made customary representations and warranties to Esenjay, including those relating to:

     - our organization, powers and qualifications;

     - corporate authorizations of our transaction and the enforceability of the acquisition agreement;

     - compliance with laws and contractual obligations; and

     - availability of financing for our transaction.

     Some of Esenjay's representations and warranties in the acquisition agreement are qualified as to "materiality" or "company material adverse effect." In the acquisition agreement, a "company material adverse effect" means, with respect to the consequences of any fact or circumstance, including the occurrence or non-occurrence of any event, that the fact or circumstance has caused, is causing or reasonably could be expected to cause, directly, indirectly or consequentially, individually or in the aggregate with all other facts and circumstances qualified as to materiality, damage or loss, including under environmental laws, that is "material" to Esenjay. In the acquisition agreement "material" means, as applied to any person or to Esenjay, material to the business, operations, property or other assets, liabilities, financial condition, results of operations or prospects of that person and its subsidiaries considered as a whole or Esenjay, as the case may be.

     CONDITIONS TO THE MERGER. Under the acquisition agreement, the respective obligations of each party to effect the merger are subject to the satisfaction of each of the following conditions prior to the closing date of the merger:

     - if the DGCL so requires for the effectuation of the merger, Esenjay shall have obtained the approval by its stockholders of the agreement of merger;

     - no governmental requirement or other legal restraint or prohibition preventing or materially restraining the consummation of the merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

     - we shall have previously accepted for payment and paid for shares under the offer.

These conditions to the merger are different from the conditions to the offer, which section 14 sets forth.

     STOCK OPTIONS, WARRANTS AND BENEFIT PLANS. At the effective time, each then outstanding option to purchase shares will automatically convert solely into the right to receive with respect to each share subject thereto, without interest, cash in the amount equal to the excess, if any, of the offer consideration per share over the exercise price per share under that option. Also at the effective time, each then outstanding warrant to purchase or otherwise acquire shares or share equivalents will automatically convert into solely the right to receive with respect to each share or share equivalent subject thereto cash in the amount equal to the excess, if any, of the offer consideration per share over the exercise price per share or share equivalent under that warrant.

     The acquisition agreement requires Esenjay, prior to the consummation of the offer, to amend:

     - its employee incentive and severance protection plan, or "EISP," to limit participation in the EISP to persons who were its employees on March 17, 2002;

     - its option plans to provide that no options or other share-based awards hereafter will be available except as it has disclosed to us in writing; and

     - its 401(k) savings plan to limit participation in that plan to persons who were its employees on March 17, 2002.

     Santos has agreed in the acquisition agreement that, after we consummate the offer, it will:

     - cause Esenjay to perform its payment options which thereafter become due under the EISP, for whose purposes that consummation will constitute a "change in control," and its 2000 and 2001 bonus pay plans; and

     - provide Esenjay employees service credit for purposes of Santos' 401(k) savings plan, vacation policy and bonus plan.

     TERMINATION. The acquisition agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time, whether before or after approval by Esenjay's stockholders of the agreement of merger:

     (1) by mutual written consent of Santos and Esenjay;

     (2) by either Santos or Esenjay:

          (A) if:

             (1) as a result of the failure of any of the offer conditions section 14 describes, the offer shall have terminated or expired in accordance with its terms without our having accepted for payment any shares under the offer; or

             (2) we shall not have accepted for payment any shares under the offer within 180 days following March 17, 2002, provided, however, that the right to terminate the acquisition agreement under this provision will not be available to any party whose failure to perform any of its obligations or whose breach of any of its representations and warranties shall have caused that right to become exercisable; or

          (B) if any governmental authority shall have issued any order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting our acceptance for payment of, or payment for, shares under the offer or the consummation of the merger and that order, decree or ruling or other action shall have become final and nonappealable;

     (3) by Santos if, prior to our purchase of shares under the offer:

          (A) Esenjay's board of directors shall have:

             (1) withdrawn, or modified or otherwise changed, in a manner or to an effect adverse to Santos or us, its approval or recommendation of the offer or the agreement of merger;

             (2) approved or recommended any Acquisition Proposal or determined any Acquisition Proposal to be a Superior Takeover Proposal; or

             (3) taken any action for the purpose of rendering the restrictions of Section 203 of the DGCL inapplicable to any acquisition of shares, other than under the offer or the merger or as the acquisition agreement otherwise contemplates, or any takeover transaction other than the merger;

          (B) Esenjay shall have breached any provision we describe above under "--Board Recommendation; Competing Acquisition Proposals," or "--No Solicitation" in any material respect;

          (C) Esenjay shall have breached:

             (1) any of its representations and warranties that are qualified as to materiality or a company material adverse effect or are not so qualified if, as a result of all breaches thereof in the aggregate, a company material adverse effect has occurred or reasonably could be expected to occur; or

             (2) any of its covenants and other agreements under the acquisition agreement, other than those related to the adoption of any anti-takeover measure and those this Offer to Purchase describes above under "--Board Recommendation; Competing Acquisition Proposals" and "--No Solicitation" in any material respect;

     all which breaches, in the case of clauses (C)(1) and (2), either are not capable of being cured or, in the case of any such breach that is so capable, that breach has not been cured before the first to occur of the elapse of ten consecutive business days after Santos or the Purchaser has delivered to Esenjay a written notice of that breach or the expiration of the offer; or

          (D) any stockholder who has signed the stockholders agreement shall have breached any of its covenants and other agreements in sections 2, 3, 4 and 5 of that agreement (see "--Transaction Agreements--Stockholders Agreement" below);

     (4) by Esenjay, if, prior to the purchase of shares under the offer:

          (A) the Esenjay board of directors, by a majority vote of the whole board, has determined in the good faith of its members and on the basis of, among other facts, the advice of Esenjay's financial advisor and outside counsel, that Esenjay has received a Superior Takeover Proposal;

          (B) the Esenjay board has directed Esenjay to notify Santos in writing that Esenjay intends to enter into a definitive agreement respecting that proposal, and Esenjay has delivered that notice to Santos together with either the then most current version of that agreement or an accurate, complete description of all the material terms and conditions thereof; and

          (C) Santos, within four business days after its receipt of that notice, either has not delivered to Esenjay a written counteroffer to that proposal or has delivered to Esenjay a written counteroffer to that proposal which the Esenjay board has determined, in the good faith of its members and after consultation with Esenjay's financial advisor and outside counsel, is not at least as favorable to Esenjay's stockholders, other than Santos and its subsidiaries, as that proposal; or

     (5) by Esenjay, if the Purchaser or Santos shall have breached:

          (A) any of its representations and warranties in the acquisition agreement that are qualified as to materiality or a material adverse effect or are not so qualified if, as a result of all breaches thereof in the aggregate, a material adverse effect on the ability of Santos and us to consummate the offer or the merger has occurred or reasonably could be expected to occur; or

          (B) any of its covenants and other agreements in the acquisition agreement in any material respect, if, as a result of all breaches thereof in the aggregate, a material adverse effect on the ability of Santos and us to consummate the offer or the merger has occurred or reasonably could be expected to occur;

     all which breaches, in the case of clauses (A) and (B) above, are not capable of being cured or, in the case of any such breach that is so capable, that breach has not been cured before the elapse of ten consecutive business days after Esenjay has delivered to Santos a written notice of that breach; or

          (6) by Esenjay if, prior to our acceptance for payment or purchase of shares under the offer, we shall have terminated the offer on the stated ground that Santos shall not have received the environmental site assessment reports section 14 describes in form and substance satisfactory to Santos.

Any termination of the acquisition agreement which we describe in clause (3)(A) or (B) or (4) above in this paragraph will be a "trigger event" requiring Esenjay to pay Santos the termination fee we describe below under "--Fees and Expenses."

     Esenjay may not terminate the acquisition agreement for a reason clause (5) above describes if it is, and Santos may not terminate the acquisition agreement for a reason clause (3) above describes if either it or the Purchaser is, then in a material breach of any of its representations and warranties or covenants or other agreements the acquisition agreement contains.

     Any termination of the acquisition agreement by any party will require the prior authorization of either the board of directors of that party or the duly authorized designee of that board.

     EFFECT OF TERMINATION. If a party terminates the acquisition agreement in accordance with its termination provisions, various of its other provisions, including the agreements of Esenjay we describe above under "--Board Recommendation; Competing Acquisition Proposals" and "--No Solicitation," will survive that termination and remain in full force and effect.

     FEES AND EXPENSES. Except as the next paragraph describes, each party will pay the fees and expenses it incurs in connection with the offer, the merger and the acquisition agreement and the other transactions the acquisition agreement contemplates, whether or not the offer or the merger is consummated.

     Esenjay will pay a termination fee of $3,000,000 to Santos at the applicable time the acquisition agreement specifies (1) if any of the trigger events we describe above under "--Termination" occurs or (2) if an Acquisition Proposal has been publicly announced, communicated or otherwise disclosed prior to both our purchase of shares under the offer and the termination of the acquisition agreement and the following events occur:

     - Santos becomes entitled to, and does, terminate the acquisition agreement for any of the reasons clause (3)(C) in the first paragraph under "--Termination" describes, except as we note below, or Esenjay becomes entitled to, and does, at a time when the Minimum Tender Condition has not been satisfied and neither Santos nor we are in a material breach of the acquisition agreement, terminates the acquisition agreement for the reasons clause (2)(A) in the first paragraph under "--Termination" describes; and

     - within 12 months after that termination, Esenjay consummates or enters into an agreement providing for the consummation of any transaction that has been the subject of any Acquisition Proposal.

     If the reason Santos terminates the acquisition agreement under the circumstances clause (3)(C) in the first paragraph under "--Termination" describes is Esenjay's breach of its representation and warranty that no company material adverse effect has occurred and the company material adverse effect giving rise to that breach was not caused by any action or omission to act by Esenjay, Esenjay will not be obligated to pay the terminate fee to Santos.

     If Esenjay becomes obligated to pay the termination fee to Santos, it also will reimburse Santos for all out-of-pocket fees and expenses Santos and we have reasonably incurred from and after January 1, 2002 in connection with the offer, the merger, the acquisition agreement and the transactions the acquisition agreement contemplates and the enforcement of their rights under acquisition agreement. If Esenjay becomes entitled to, and does, terminate the acquisition agreement for the reasons clause 5 in the first paragraph above under "--Termination" describes, Santos will reimburse Esenjay for all out-of-pocket fees and expenses Esenjay has reasonably incurred from and after January 1, 2002 in connection with the offer, the merger, the acquisition agreement and the transactions the acquisition agreement contemplates and the enforcement of its rights under the acquisition agreement.

     AMENDMENT; EXTENSION AND WAIVER.  If:

     - Esenjay has given a notice to Santos of the type to which clause 4(B) in the first paragraph above under "--Termination" refers;

     - Santos has delivered to Esenjay within four business days after its receipt of that notice a written counteroffer to the Superior Takeover Proposal that is the subject of that notice; and

     - Esenjay's board of directors has determined that counteroffer to be at least as favorable to Esenjay's stockholders (other than Santos and its subsidiaries) as that proposal;

the parties promptly will execute and deliver an amendment or supplement to the acquisition agreement, and Santos promptly after that execution and delivery by the parties will amend the offer documents, to give effect to the changes in the terms of the offer and the merger which that counteroffer contemplates will be made. That amendment or supplement to the acquisition agreement will not require any further authorization by Esenjay's board of directors, whose initial approval of the acquisition agreement will constitute the approval of that amendment or supplement.

     Except as the acquisition agreement otherwise provides, the parties may amend the acquisition agreement if and to the extent that their respective boards of directors authorize them to do so, at any time before or after Esenjay's stockholders have approved the agreement of merger, if the DGCL requires that approval, but, after any such approval, the parties may not effect any further amendment that by law requires further approval by those stockholders without that further approval. To be effective, any amendment must be in a written document each party has executed and delivered to the other parties.

     At any time prior to the effective time, the parties, by action their respective boards of directors have taken or authorized, may, to the extent applicable governmental requirements permit:

     - extend the time for the performance of any of the obligations or other acts of any party;

     - waive any inaccuracies in the representations and warranties the acquisition agreement contains; or

     - waive compliance with any of the covenants or other agreements or conditions the acquisition agreement contains.

To be effective, any agreement on the part of a party to any such extension or waiver must be in a written document that party has executed and delivered to the other parties.

     APPRAISAL RIGHTS. The holders of shares will not have appraisal rights as a result of the offer. If the merger is consummated, however, holders of shares at the effective time of the merger who do not vote in favor of the merger will have rights under Section 262 of the DGCL to demand appraisal of their shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (excluding any element of value arising from the accomplishment or expectation of the merger) and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of shares could be based on factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value determined in this manner could be more or less than the price per share to be paid in the merger.

     This summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. IF YOU FAIL TO FOLLOW THE STEPS SECTION 262 REQUIRES FOR PERFECTING APPRAISAL RIGHTS, YOU MAY LOSE THOSE RIGHTS.

     "GOING PRIVATE" TRANSACTIONS. Exchange Act Rule 13e-3 applies to various types of "going private" transactions. We do not believe that this rule will apply to the merger unless it takes place more than one year after the termination of the offer. If applicable, Rule 13e-3 would require, among other things, that financial information concerning the fairness of the proposed transaction and the consideration offered to public stockholders in that transaction be filed with the SEC and disclosed to those stockholders prior to the consummation of that transaction.

  THE STOCKHOLDERS AGREEMENT

     Santos has entered into a stockholders agreement dated as of March 17, 2002 (the "stockholders agreement") with each of the following stockholders of
Esenjay: Alex M. Cranberg, Aspect Energy, LLC, Michael E. Johnson, Esenjay Petroleum Corporation, David W. Berry, Alex B. Campbell, Jeffrey B. Pollicoff, Jack P. Randall, Hobart A. Smith, David B. Christofferson and William D. Dodge (the "tendering stockholders"). In the stockholders agreement, each tendering stockholder has agreed to tender under the offer all his or its shares as well as any other Esenjay securities that the tendering stockholder acquires after the date of the stockholders agreement (the "committed shares"). Each tendering stockholder has irrevocably appointed officers of Santos as proxies to vote his or its committed shares in the following manner:

     - for adoption and approval of the acquisition agreement which sets forth the terms of the merger; and

     - against the taking of any action or entering any agreement that would result in any breach of Esenjay's representations, warranties, covenants or other agreements in the acquisition agreement or would prevent, impede, interfere with, delay or postpone the consummation of the offer or the merger, including any Acquisition Proposal.

     The stockholders agreement provides that each tendering stockholder will not take any of the following actions:

     - sell, transfer, pledge, assign, or otherwise dispose of any of that tendering stockholder's committed shares or enter into any contract, option or other agreement or understanding respecting any of the aforementioned actions;

     - grant any proxy, power-of-attorney or other authorization respecting that tendering stockholder's committed shares;

     - deposit into a voting trust, or enter into a voting agreement, respecting that tendering stockholder's committed shares; or

     - take any other action that reasonably could be expected in any way to restrict, limit or interfere with the consummation of the offer or the merger or that would interfere with the performance by that tendering stockholder of his or its obligations under the stockholders agreement.

     In the stockholders agreement, each of Michael E. Johnson, David W. Berry and David B. Christofferson has agreed to not use and to keep confidential any trade secrets, nonpublic or proprietary or other confidential information respecting Esenjay, Santos or its affiliates to which he has had, has or may have access unless Santos consents in advance in writing to the use or disclosure of that confidential information. Santos is entitled to enjoin any breach or threatened breach of the confidentiality provisions contained in the stockholders agreement. The confidentiality provisions terminate if the offer is terminated by us without our purchasing any shares under the offer; otherwise, these provisions continue indefinitely.

     The obligations of the stockholders under the stockholders agreement respecting their committed shares, including their agreement not to withdraw their shares from the offer and their irrevocable proxy, will terminate on the first to occur of:

     - the termination of the acquisition agreement by Esenjay in the manner and for the reasons clause (4) in the first paragraph under "--The Acquisition Agreement--Termination" describes; or

     - our termination of the offer without having purchased any shares thereunder.

     As of the date of the stockholders agreement, the tendering stockholders held in the aggregate 10,035,392 shares, representing approximately 52% of the issued and outstanding shares as of March 1, 2002.

  THE OPTION AGREEMENT

     Santos has entered into an option agreement dated as of March 17, 2002 (the "option agreement") with each of the following stockholders of Esenjay: Alex M. Cranberg, Aspect Energy, LLC, Michael E. Johnson, Esenjay Petroleum Corporation and David W. Berry (the "optionors"). In the option agreement, each optionor has granted to Santos an irrevocable option to purchase all his or its shares (the "original shares") as well as any other Esenjay securities that the optionor acquires after March 17, 2002 (together, the "optioned shares") at a purchase price equal to the product of the number of that optionor's original shares multiplied by $2.84.

     Santos, at its election, may exercise the options in whole, but not in part, during the "option exercise period," which, if:

     - Santos becomes entitled to, and does, terminate the acquisition agreement for any of the reasons clause (3) in the first paragraph under "--The Acquisition Agreement--Termination" describes, or

     - Esenjay becomes entitled to, and does, terminate the acquisition agreement in the manner and for the reasons clause (4) in the first paragraph under "--The Acquisition Agreement--Termination" describes, is the 30-day period beginning on the next day following our termination of the offer without having purchased any shares thereunder.

     In the option agreement, each optionor has agreed to endorse certificates representing all of his or its optioned shares in blank with the signature guaranteed and to deposit them with an escrow agent. Each optionor has granted the escrow agent an irrevocable power of attorney authorizing the escrow agent to effect a valid tender of the optioned shares under the terms of the stockholders agreement. If any optionor withdraws his or its tendered shares from the offer, the escrow agent will hold the option shares in escrow until Santos exercises the options or the 30-day option period expires without Santos' having exercised the options.

     Each optionor has agreed to abide by certain limitations on his or its competitive activity with Esenjay from March 17, 2002 until the close of business on March 17, 2003. In that connection, each optionor must not:

     - acquire or enter into an agreement to acquire any interest in the lands or minerals located within the non-competition area the option agreement describes, whether by means of lease, purchase, assignment, trade, sublease, easement, farmout or any other form of acquisition, including any merger with or acquisition of stock or ownership interests in another entity; or

     - call on or otherwise solicit any natural person who is at that time employed by Esenjay in a managerial capacity with the purpose or intent of attracting that person from the employ of Esenjay.

     If any optionor acquires any interest in the non-compete area in contravention of the terms of the option agreement, whether directly or through direct or indirect ownership or contract rights with respect to another person or entity, including as principal, agent, stockholder, partner, joint venturer, employer, employee or in any other capacity, that optionor must transfer the acquired interest to Esenjay within 30 days of that optionor's acquisition of that interest without receiving payment therefor. Santos or Esenjay may enforce the non-competition provisions by injunctions and restraining orders against the optionor.

     As of the date of the option agreement, the optionors owned in the aggregate 9,972,922 shares, representing approximately 52% of the issued and outstanding shares as of March 1, 2002.

  PLANS FOR ESENJAY

     As we state under "--The Acquisition Agreement--Composition of the Esenjay Board Following Consummation of the Offer," if we purchase shares under the offer, the acquisition agreement provides that we will be entitled to designate representatives to constitute a majority of the Esenjay board of directors; provided, however, that, until the effective time, there must be at least two independent directors. Promptly on the consummation of the offer, we currently intend to seek the maximum representation on the Esenjay board of directors the acquisition agreement permits. We expect that our representation on the Esenjay board will permit us to exert substantial influence over Esenjay's conduct of its business and operations. As a result of the merger, the directors we have chosen to be the directors of Esenjay immediately prior to the effective time will become the directors of Esenjay as the surviving corporation. See "--The Acquisition Agreement--The Merger."

     We describe under "-- The Acquisition Agreement -- The Merger" the effect of the merger on the capital stock of Esenjay and us and on the certificate of incorporation and bylaws of Esenjay.

     If registration of the shares is not terminated prior to the merger, the shares will be delisted from all stock exchanges and the registration of the shares under the Exchange Act will be terminated following the consummation of the merger. Esenjay will thereafter have no obligation to file reports with the SEC under the Exchange Act.

     Santos and we expect that, initially following the merger, the business and operations of Esenjay will, except as this Offer to Purchase describes, be continued substantially as they are currently being conducted. Under the acquisition agreement, the following individuals will assume the following positions with Esenjay as the surviving corporation once the offer and the merger have been consummated:

Kathleen A. Hogenson............................  President
Peter R. Robinson...............................  Vice President, Secretary and Treasurer

     On consummation of the merger, Santos intends to repay Esenjay's currently outstanding bank debt of approximately $18.6 million.

     Santos will continue to evaluate the business and operations of Esenjay during the pendency of the offer and after the consummation of the offer and the merger and will take the actions it deems appropriate under the circumstances existing at that time. Santos intends to seek additional information about Esenjay during this period. Thereafter, Santos will perform a comprehensive review of Esenjay's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of Esenjay's potential in conjunction with Santos' current and future business plans.

     Except as this Offer to Purchase sets forth, Santos and we have no present plans or proposals that would relate to or result in any extraordinary corporate transaction involving Esenjay (such as a merger, reorganization or liquidation), any purchase, sale or transfer of a material amount of assets of Esenjay, any change in the board of directors or management of Esenjay, any material change in Esenjay's indebtedness, capitalization or dividend policy, any other material change in Esenjay's corporate structure or business, a class of securities of Esenjay being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, a class of equity securities of Esenjay becoming eligible for termination of registration under Section 12(g) of the Exchange Act, the suspension of Esenjay's obligation to file reports under Section 15(d) of the Exchange Act, the merger or disposition of securities of Esenjay or changes in Esenjay's certificate of incorporation or bylaws.

SECTION 13.  DIVIDENDS AND DISTRIBUTIONS

     As section 12 describes, the acquisition agreement provides that Esenjay will not, between March 17, 2002 and the effective time, without our prior written consent, declare or pay any dividend or make other distributions with respect to any of its capital stock.

SECTION 14.  CONDITIONS TO THE OFFER

     Notwithstanding any other term of the offer or the acquisition agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered shares promptly after the termination or withdrawal of the offer), to pay for, and may postpone the acceptance for payment of and payment for, shares tendered, and, except as the acquisition agreement otherwise provides, terminate the offer as to any shares not then paid for if there shall not have been validly tendered and not withdrawn prior to the expiration of the offer that number of shares which would satisfy the Minimum Tender Condition.

     Moreover, notwithstanding any other term of the offer or the acquisition agreement, we will not be required to accept for payment or, subject as aforesaid, pay for any shares we have not already accepted for payment or paid for, and may terminate or amend the offer, with or without the consent of Esenjay as the acquisition agreement provides, if, at any time on or after the date of the acquisition agreement and before our acceptance of shares for payment or our payment therefor, any of the following conditions exists:

          (a) there shall be pending any suit, action or proceeding by any governmental authority, or pending any suit, action or proceeding that has a reasonable likelihood of success by any other person:

             (1) seeking to restrain, prohibit or make illegal or materially more costly the making or consummation of the offer or the merger or any other transactions the acquisition agreement contemplates;

             (2) seeking to prohibit or limit the ownership or operation by Esenjay, Santos or any of their respective affiliates of any material portion of the business or assets of Esenjay, Santos or any of their respective affiliates, or to compel Esenjay, Santos or any of their respective affiliates to dispose of or hold separate any material portion of the business or assets of Esenjay, Santos or any of their respective affiliates, as a result of the offer, the merger or any other transaction the acquisition agreement contemplates;

             (3) seeking to impose limitations that in the aggregate are material on the ability of Santos or us or any affiliate of Santos to acquire or hold, or exercise full rights of ownership of, any shares, including the right to vote the shares purchased or otherwise acquired by it on all matters properly presented to the stockholders of Esenjay;

             (4) seeking to prohibit Santos or any of its affiliates from effectively controlling in any material respect the business or operations of Esenjay; or

             (5) that otherwise could reasonably be expected to have a company material adverse effect;

          (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (1) Santos, Esenjay or any of their respective affiliates or (2) the offer, the merger or any other transaction the acquisition agreement contemplates, in either case by any governmental authority that is reasonably likely to result, directly or indirectly, in any of the consequences to which paragraph (a) above refers;

          (c)(1) it shall have been publicly disclosed, or Santos shall have otherwise learned, that beneficial ownership, determined for the purposes of this paragraph under Exchange Act Rule l3d-3, of more than 15% of the shares has been acquired by another person that is not a stockholder who has signed the stockholders agreement; or

          (2) Esenjay's board of directors or any committee thereof shall have:

             (A) withdrawn or modified that board's approval or recommendation of the offer, including by amendment of the Schedule 14D-9, in a manner adverse to Santos or us;

             (B) approved or recommended to the stockholders of Esenjay an Acquisition Proposal, determined that an Acquisition Proposal is a Superior Takeover Proposal or announced its intention to enter into an agreement with respect to an Acquisition Proposal;

             (C) approved or recommended that the stockholders of Esenjay tender their shares into any tender offer or exchange offer that is an Acquisition Proposal or is related thereto; or

             (D) resolved to do any of the foregoing;

     (d) Esenjay shall have breached any of its representations and warranties in the acquisition agreement which (1) are qualified as to materiality or a company material adverse effect or (2) are not so qualified if, as a result of all breaches thereof, a company material adverse effect has occurred or reasonably could be expected to occur;

     (e) there shall have occurred any changes, conditions, events or developments that have had, or reasonably could be expected to have, individually or in the aggregate, a company material adverse effect;

     (f) there shall have occurred or been threatened:

          (1) any material change in Australian currency exchange rates relative to United States currency exchange rates or a suspension of, or limitation on, the markets therefor;

          (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

          (3) any limitations, whether or not mandatory, by any government or governmental authority, domestic, foreign or supranational, on, or other event that might affect the extension of credit by banks or other lending institutions;

     (g) Esenjay shall have breached in any material respect any of its material agreements or covenants under the acquisition agreement;

     (h) Santos shall not have received environmental site assessment reports from each of (1) Cornerstone Environmental Services, Inc., covering twelve of Esenjay's operating wells and (2) Anderson Environmental Services, Inc., covering Esenjay's remaining operating wells, in each case in form and substance satisfactory to Santos in its sole discretion;

     (i) the auditor's report to the audited consolidated financial statements of Esenjay for the year ended December 31, 2001, shall have contained any reservation, qualification or non-standard disclosure; or

     (j) the acquisition agreement shall have been terminated in accordance with its terms;

in each case which, and regardless of the circumstances giving rise to any such condition, including any action or inaction by Santos or any of its affiliates, makes it inadvisable, in the good-faith judgment of Santos, to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Santos and us. Santos or we may assert any of those conditions regardless of the circumstances giving rise thereto or may waive any of those conditions in whole or in part at any time and from time to time in our sole discretion; provided, however, that while the acquisition agreement remains in effect, the Minimum Tender Condition may not be waived without the prior written consent of Esenjay. The failure by Santos or us or any other affiliate of Santos at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Santos with respect to the foregoing conditions will be final and binding on all parties.

SECTION 15.  LEGAL MATTERS

     GENERAL. Except as this section 15 describes, based on a review of publicly available filings Esenjay has made with the SEC and other publicly available information concerning Esenjay and discussions of representatives of Santos with representatives of Esenjay, none of Santos, Esenjay or us is aware of any license or regulatory permit that appears to be material to the business of Esenjay that might be adversely affected by our acquisition of shares as this Offer to Purchase contemplates or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by Santos or us as this Offer to Purchase contemplates. Should any approval or other action be required or desirable, Santos and we currently contemplate that Santos or we will seek that approval or other action, except as we describe below under "--State Takeover Laws." While, except as this section 15 otherwise describes, we do not currently intend to delay our acceptance for payment of or payment for shares tendered under the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Esenjay's business or that certain parts of Esenjay's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters we discuss below, we could decline to accept for payment or pay for any shares tendered. See section 14 for a description of conditions to the offer.

     STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that those laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL, in general, restricts the ability of a Delaware corporation such as Esenjay from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other exceptions, prior to the time that person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder. The Esenjay Board has approved the acquisition agreement, the offer, the merger and the other transactions the acquisition agreement contemplates. Therefore, section 203 of the DGCL is inapplicable to the offer and the merger.

     On the basis of information Esenjay has supplied, we do not believe that any other state takeover statutes or similar laws purport to apply to the offer or the merger. Neither Santos nor we has currently complied with any other state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger, and nothing in this Offer to Purchase or any action taken in connection with the offer or the merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for shares tendered under the offer or be delayed in consummating the offer or the merger. In that case, we may not be obligated to accept for payment or pay for any shares tendered under the offer. See section 14.

SECTION 16.  FEES AND EXPENSES

     Merrill Lynch is acting as dealer manager in connection with the offer. Santos has agreed to pay Merrill Lynch reasonable and customary compensation for such services, to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel and any other advisor it retains in connection with its engagement, and to indemnify Merrill Lynch and related persons against various liabilities and expenses, including various liabilities and expenses under federal securities laws.

     The Purchaser and Santos have retained MacKenzie Partners, Inc. to act as the information agent and The Bank of New York to serve as the depositary in connection with the offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under federal securities laws. The information agent may contact Esenjay stockholders by mail, facsimile or personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners of the shares.

     Neither Santos nor we will pay any fees or commissions to any broker or dealer or other person, other than the dealer manager and the information agent, in connection with the solicitation of tenders of shares under the offer. We will reimburse brokers, dealers, banks and trust companies on their request for customary mailing and handling expenses they incur in forwarding material to their customers.

SECTION 17.  MISCELLANEOUS

     The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of that jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR SANTOS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

     Santos and we have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner section 8 sets forth, except that this material will not be available at the regional offices of the SEC.

                                          ECM ACQUISITION COMPANY

March 26, 2001

                                                                      SCHEDULE I

                  DIRECTORS AND EXECUTIVE OFFICERS OF SANTOS,
      THE PURCHASER, SANTOS INTERNATIONAL HOLDINGS PTY LTD AND SANTOS LTD

     1. DIRECTORS AND EXECUTIVE OFFICERS OF SANTOS. The name, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Santos are set forth below. All the directors and executive officers listed below are citizens of the United States except John Charles Ellice-Flint, who is an Australian citizen, and Charles Woodhouse, who is a citizen of the United Kingdom. Except as otherwise noted below, the principal business address of each director or executive officer is Santos Americas and Europe Corporation, 1209 Orange Street, Wilmington, Delaware 19801.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Kathleen A. Hogenson..............  Director and President of Santos since May 2001. Ms.
                                    Hogenson is also director and President of Santos USA Corp., a position she has held since May of 2001. From January 1998 to May 2001, Ms. Hogenson served as Vice President of
                                    Engineering and Technology with Unocal Corporation at 14141
                                    Southwest Freeway, Sugar Land, Texas 77478. In her 3 years at Unocal she also served as Global Chief Reservoir Engineer and Manager of Reservoir/Petrophysics Technology. Prior to
                                    that time, Ms. Hogenson served as Engineering Manager
                                    (August 1997 to January 1998) and Consulting Engineering
                                    Manager (March 1997 to July 1997) with Forest Oil
                                    International. From September 1985 to February 1997, Ms.
                                    Hogenson served as Business Unit Manager, Manager of
                                    Completions, Reservoirs & Economics and various operations positions, with Maxus/YPF.
John Charles Ellice-Flint.........  Director of Santos since March 2001. Mr. Ellice-Flint is currently the Managing Director and Chief Executive Officer of Santos Ltd, positions he has held since December 2000.
                                    Mr. Ellice-Flint is also chairman of other Santos Ltd
                                    subsidiary companies. Prior to joining Santos Ltd, Mr.
                                    Ellice-Flint served as Senior Vice President of Global
                                    Exploration and Technology (December 1997 to December 2000)
                                    and as Vice President Corporate Planning and Economics
                                    (March 1997 to December 1997) with Unocal at 2141 Rosecrans
                                    Avenue, Suite 4000, El Segundo, California 90245. Mr.
                                    Ellice-Flint's principal business address is Santos House,
                                    91 King William Street, Adelaide, South Australia 5000.
Edward E. Hickam..................  Director of Santos since 1992. Mr. Hickam is the Chairman and Chief Executive Officer of Hickam Oil & Gas Inc, a
                                    position he has held since 1991. Prior to forming Hickam Oil
                                    & Gas Inc., Mr. Hickam was Vice President of Mobil Oil
                                    Exploration -- Operations in the U.S. (1977-1980) and also served as Senior Vice President for Texas Eastern
                                    Exploration & Production. Mr. Hickam has served in various management positions in exploration and production in the
                                    Middle East, Europe, South America and the Far East from
                                    1958 to 1977. He has also served as Director of Eastman
                                    Christianson Oil Co. (1980-1990).
Charles F. Woodhouse, CVO.........  Director of Santos since 1995. Mr. Woodhouse currently serves as Honorary Legal Adviser to the Commonwealth Games
                                    Council for England and Chairman of the Sports Dispute
                                    Resolution Panel. From 1999 to 2001, Mr. Woodhouse served as a consultant to Farrer & Co. From 1969 to 1999, Mr.
                                    Woodhouse served as a partner at Farrer & Co. From 1994 to
                                    2001, he was the Chairman of the Rank Pension Plan Trustee
                                    Ltd. From 1993 to 1996, he was a member of the Royal Parks
                                    Review Group, and from 1991 to 1997 he served as Chairman,
                                    The Chevoit Trust, the industry-wide pension scheme for the legal profession.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, present principal occupation or employment and five-year employment history of the sole director and executive officer of the Purchaser are set forth below. The director and executive officer listed below is a citizen of the United States. The business address of the director and executive officer is ECM Acquisition Company, 1209 Orange Street, Wilmington, Delaware 19801.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Kathleen A. Hogenson..............  Director and President of ECM Acquisition Company since
                                    March 2002. Ms. Hogenson is also director and President of
                                    Santos USA Corp., a position she has held since May of 2001.
                                    From January 1998 to May 2001, Ms. Hogenson served as Vice
                                    President of Engineering and Technology with Unocal
                                    Corporation at 14141 Southwest Freeway, Sugar Land, Texas
                                    77478. In her 3 years at Unocal she also served as Global
                                    Chief Reservoir Engineer and Manager of
                                    Reservoir/Petrophysics Technology. Prior to that time, Ms.
                                    Hogenson served as Engineering Manager (August 1997 to
                                    January 1998) and Consulting Engineering Manager (March 1997
                                    to July 1997) with Forest Oil International. From September
                                    1985 to February 1997, Ms. Hogenson served as Business Unit
                                    Manager, Manager of Completions, Reservoirs & Economics and
                                    various operations positions, with Maxus/YPF.

     3. DIRECTORS AND OFFICERS OF SANTOS INTERNATIONAL HOLDINGS PTY LTD AND SANTOS LTD. Santos is a wholly owned subsidiary of Santos International Holdings Pty Ltd, an Australian corporation, whose shares are directly owned by Santos Ltd, an Australian corporation.

     The name, present principal occupation or employment and five-year employment history of each of the directors and officers of each of Santos International Holdings Pty Ltd and Santos Ltd are set forth below. Unless otherwise indicated, the principal business address of each director or officer of Santos International Holdings Pty Ltd and Santos Ltd is Santos House, 91 King William Street, Adelaide, South Australia 5000. Except where otherwise noted, all of the directors and executive officers listed below are citizens of Australia.

                     SANTOS INTERNATIONAL HOLDINGS PTY LTD

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
John Charles Ellice-Flint.........  Director of Santos International Holdings Pty Ltd since
                                    February 2001. Mr. Ellice-Flint is currently the Managing
                                    Director and Chief Executive Officer of Santos Ltd,
                                    positions he has held since December 2000. Mr. Ellice-Flint is also chairman of other Santos Ltd subsidiary companies.
                                    Prior to joining Santos Ltd, Mr. Ellice-Flint served as
                                    Senior Vice President of Global Exploration and Technology
                                    (December 1997 to December 2000) and as Vice President
                                    Corporate Planning and Economics (March 1997 to December
                                    1997) with Unocal at 2141 Rosecrans Avenue, Suite 4000, El
                                    Segundo, California 90245.
Michael George Roberts............  Director of Santos International Holdings Pty Ltd since
                                    September 2000. Mr. Roberts is presently Group General
                                    Counsel and Company Secretary for Santos Ltd, a position he has held throughout the past five years. Mr. Roberts is a
                                    citizen of the United Kingdom.

                                   SANTOS LTD

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                   --------------------------------------------------
Stephen Gerlach................   Director since September 1989 and Chairman since May 2001.
                                  Mr. Gerlach is currently the Chairman of the Environmental
                                  Committee and a member of the Remuneration Committee of the board and Chairman of Santos Finance Ltd. Mr. Gerlach is the retired Managing Partner of the Adelaide legal firm,
                                  Finlaysons. Mr. Gerlach served in that capacity from 1985
                                  through 1991. He currently serves as Chairman of Equatorial
                                  Mining Ltd, Elders Australia Ltd and Beston Pacific Vineyard
                                  Management Ltd and as a Director of Southcorp Holdings Ltd,
                                  Futuris Corporation Ltd, Challenger Beston Limited and
                                  Elders Rural Services Ltd.
John Charles Ellice-Flint......   Managing Director and Chief Executive Officer since December
                                  2000. Mr. Ellice-Flint is also chairman of other Santos Ltd subsidiary companies. Prior to joining Santos Ltd, Mr.
                                  Ellice-Flint served as Senior Vice President of Global
                                  Exploration and Technology (December 1997 to December 2000)
                                  and as Vice President Corporate Planning and Economics
                                  (March 1997 to December 1997) with Unocal at 2141 Rosecrans
                                  Avenue, Suite 4000, El Segundo, California 90245.
Peter Charles Barnett..........   Director since October 1995. Mr. Barnett is the retired
                                  Managing Director and Chief Executive Officer of Pasminco
                                  Ltd. Mr. Barnett served in that capacity from 1988 to 1995.
                                  Prior to that, Mr. Barnett was the Chief Executive Officer of EZ Industries Ltd and served in that capacity from 1984 to 1988. Mr. Barnett is also a director of Mayne Group Ltd,
                                  AMCIL Ltd and Opis Capital Ltd.
Frank John Conroy..............   Director since October 1999. Mr. Conroy is the retired
                                  Managing Director of Westpac Banking Corporation. Mr. Conroy
                                  served in that capacity from 1991 to 1992. Mr. Conroy
                                  currently is Chairman of St. George Bank Ltd, Australian
                                  Pharmaceutical Industries Limited and ORIX Australia
                                  Corporation Ltd. Mr. Conroy is a Director of Futuris
                                  Corporation Ltd and is also a Director of Santos Finance
                                  Ltd.
Graeme William McGregor........   Director since September 1999. Mr. McGregor is Chairman of the Audit Committee of the Board and a Director of Santos
                                  Finance Ltd. Mr. McGregor is the retired Executive Director of Finance of The Broken Hill Proprietary Company Limited.
                                  He served in that capacity from 1996 to 1999. He currently serves as Director of Foster's Brewing Group Ltd, Nufarm
                                  Ltd, Were Securities Ltd and Community Foundation Network
                                  Ltd. He is a member of the Financial Reporting Council.
Michael Anthony O'Leary........   Director since October 1996. Mr. O'Leary is a member of the
                                  Environmental Committee of the Board. Mr. O'Leary is the
                                  retired Executive Director of Rio Tinto Ltd. He served in
                                  that capacity from 1992 to 1997. Mr. O'Leary is Deputy
                                  Chairman of Bank of Western Australia Ltd. and was formerly
                                  Chairman of Hamersley Iron, Argyle Diamonds, Dampier Salt
                                  and a Director of Rio Tinto Ltd and Rio Tinto plc.
Professor Judith Sloan.........   Director since September 1994. Professor Sloan is the
                                  Chairperson of the Remuneration Committee and member of the
                                  Audit Committee of the Board. Professor Sloan is a retired professor of Labour Studies at the Flinders University of
                                  South Australia and formerly served as Director of the
                                  National Institute of Labour Studies 1991 to 1998. Professor
                                  Sloan currently serves as Chairperson of SGIC Holding Ltd
                                  and is a Director of Mayne Group Ltd and a board member of the Australian Broadcasting Corporation.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                   --------------------------------------------------
Ian Ernest Webber..............   Director since February 1993 and member of the Audit
                                  Committee and Remuneration Committee of the Board. Mr.
                                  Webber is the retired Managing Director and Deputy Chairman of Chrysler Australia Ltd. Mr. Webber has also served as
                                  Managing Director of Mitsubishi Motors Australia Ltd and was
                                  formerly Chairman of Mayne Nickless Ltd Group and Managing
                                  Director between 1981 and 1991. He currently serves as
                                  Director of Pacific Dunlop Ltd and WMC Ltd.
John C. Reynolds...............   Executive General Manager of Corporate since October 2001.
                                  Prior to joining Santos Ltd, Mr. Reynolds was the Group
                                  Executive for Normandy Mining Ltd at 100 Hutt Street,
                                  Adelaide, South Australia, a position he held from October
                                  1997 to October 2001. Prior to that Mr. Reynolds was
                                  Managing Director of Fairfax Ltd at 250 Spencer Street,
                                  Melbourne Victoria, Australia, a position he held from April
                                  1995 to October 1997. Mr. Reynolds is a citizen of the
                                  United Kingdom.
Jonathon Terence Young.........   General Manager of Central Australia Business Unit since
                                  February 2002. Mr. Young has been with Santos Ltd since
                                  February 2000 and initially served as the General Manager of the South Australia Business Unit. Prior to joining Santos
                                  Ltd, Mr. Young was the Chief Executive Officer with Indo
                                  Mobil Ltd at 4A, DLF Corporate Park, Gungaon, Haryana,
                                  India, a position he held from March 1997 until he joined
                                  Santos Ltd.
Graeme Charles Bethune.........   General Manager of Finance & Investor Relations for Santos
                                  Ltd, a position he has held during the past five years.
Donald Wayne Priestley.........   General Manager of Accounting for Santos Ltd, a position he has held during the last five years. Mr. Priestley is a
                                  United States citizen.
Michael George Roberts.........   Group General Counsel and Company Secretary for Santos Ltd,
                                  a position he has held during the past five years. Mr.
                                  Roberts is a citizen of the United Kingdom.

     Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Esenjay or his broker, dealer, commercial bank, trust company or other nominee to the depositary as follows:
                        The Depositary for the offer is:
                              THE BANK OF NEW YORK

                                    By Facsimile Transmission:
            By Mail:             (For Eligible Institutions Only)  By Hand or Overnight Delivery:

    Reorganization Services               (973) 247-4077              Reorganization Services
         P.O. Box 11248                                                   One Wall Street
     Church Street Station                                                  Third Floor
 New York, New York 10286-1248                                        New York, New York 10286

                                       To Confirm Facsimile
                                          Transmissions:
                                 (For Eligible Institutions Only)

                                          (973) 247-4075

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent or to the dealer manager at their respective telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                    The Information Agent for the offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the offer is:

                              MERRILL LYNCH & CO.
                          Four World Financial Center
                            New York, New York 10080
                        (866) 276-1462 (Call Toll-Free)